Exhibit T3E2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
	:	Chapter 11
In re:	:
	:	Case No. 08-10152 (JMP)
Quebecor World (USA) Inc., et al.,	:	Jointly Administered
:
Debtors.	:	Honorable James M. Peck
:
x

THIRD AMENDED JOINT PLAN OF REORGANIZATION OF
QUEBECOR WORLD (USA) INC. AND CERTAIN AFFILIATED
DEBTORS AND DEBTORS-IN-POSSESSION

Michael J. Canning, Esq.

Neil M. Goodman, Esq.

Joel M. Gross, Esq.

ARNOLD & PORTER LLP

399 Park Avenue

New York, New York 10022-4690

(212) 715-1000

Counsel for Debtors and Debtors-in-Possession

Dated: May 18, 2009

i

6.5	Directors and Officers	32
6.6	Sources of Cash for Plan Distributions	33
6.7	Establishment of Cash Reserve	33
6.8	Post-Effective Date Financing	33
6.9	Issuance of New Securities	33
6.10	Cancellation of Senior Notes and Agreements	35
6.11	Litigation Trust	35
6.12	Employee and Retiree Benefits	37
6.13	Preservation of Causes of Action	38
6.14	Reservation of Rights	39
6.15	Syndicate Compromise; Settlement of Syndicate Adversary Proceeding	39
6.16	Exclusivity Period	39
6.17	SocGen Adversary Proceeding and SocGen Disputed Claims	39
6.18	Corporate Action	40
6.19	Effectuating Documents; Further Transactions	41
6.20	Consummation of Divestiture Transactions	41
6.21	Exemption from Certain Transfer Taxes and Recording Fees	41
6.22	Special Provisions Regarding Insured Claims	41

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		42

7.1	Executory Contracts and Unexpired Leases to Be Assumed	42
7.2	Approval of Assumptions and Assignments; Assignments Related to Restructuring Transactions	43
7.3	Payments Related to the Assumption of Executory Contracts or Unexpired Leases	43
7.4	Contracts and Leases Entered into or Assumed after the Petition Date	44
7.5	Rejection of Executory Contracts and Unexpired Leases	44
7.6	Bar Date for Rejection Damages	44
7.7	Executory Contract and Unexpired Lease Notice Provisions	45
7.8	Assumption of Utility Service Agreements	45
7.9	No Change in Control	45
7.10	Pre-existing Obligations to the Debtors under Executory Contracts and Unexpired Leases	45
7.11	Nonoccurrence of Effective Date	45

ARTICLE VIII PROVISIONS GOVERNING DISTRIBUTIONS		46

8.1	Time of Distributions	46
8.2	No Interest on Disputed Claims	46
8.3	Postpetition Interest on Claims	46
8.4	Disbursing Agent	46
8.5	Application of Distribution Record Date	46
8.6	Surrender of Securities or Instruments	46
8.7	Services of Indenture Trustees, Agents, and Servicers	47
8.8	Claims Administration Responsibility	47
8.9	Delivery of Distributions	48
8.10	Procedures for Treating and Resolving Disputed and Contingent Claims	49

8.11	Fractional Securities	50
8.12	Allocation of Plan Distributions Between Principal and Interest	51
8.13	Tax Reporting Matters	51

ARTICLE IX ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS		51

9.1	DIP Facility Claims	51
9.2	Professional Claims	51
9.3	Servicer Fees	52
9.4	Substantial Contribution Compensation and Expenses Bar Date	53
9.5	503(b)(9)/Reclamation Claims	53
9.6	Other Administrative Claims	53

ARTICLE X EFFECT OF PLAN CONFIRMATION		53

10.1	Revesting of Assets	53
10.2	Discharge of the Debtors	54
10.3	Compromises and Settlements	54
10.4	Release by the Debtors of Certain Parties	54
10.5	Release by the Holders of Claims and Interests	55
10.6	Setoffs	55
10.7	Subordination Rights	55
10.8	Exculpation and Limitation of Liability	56
10.9	Indemnification Obligations	57
10.10	Exclusions and Limitations on Exculpation, Indemnification and Releases	57
10.11	Injunction	57

ARTICLE XI CONFIRMATION OF THE PLAN		58

11.1	Conditions to Confirmation	58
11.2	Conditions to the Effective Date	58
11.3	Waiver of Conditions to Confirmation or Consummation	59
11.4	Termination Date	59

ARTICLE XII RETENTION OF JURISDICTION		59

ARTICLE XIII MISCELLANEOUS PROVISIONS		61

13.1	Binding Effect	61
13.2	Payment of Statutory Fees	61
13.3	Post-Confirmation Reporting	61
13.4	Modification and Amendments	61
13.5	Withholding and Reporting Requirements	61
13.6	Committees	61
13.7	Revocation, Withdrawal, or Non-Consummation	62
13.8	Notices	62
13.9	Term of Injunctions or Stays	64
13.10	Governing Law	64
13.11	No Waiver or Estoppel	64
13.12	Conflicts	64

EXHIBITS

Exhibit I.B.32	Canadian Plan

Exhibit I.B.56	Contributed Avoidance Actions

Exhibit I.B.75	Disclosure Exhibit

Exhibit I.B.120	Summary of Terms of New Preferred Stock

Exhibit I.B.122	Summary of Terms of New Unsecured Notes

Exhibit I.B.123	Summary of Terms of New Warrants

Exhibit I.B.158	Restructuring Transactions Notice

Exhibit I.B.177	SocGen Litigation Steering Committee

Exhibit 4.1	Conversion of Class 1 Reserve to New Common Stock

Exhibit 4.4	Allowed Senior Notes Claim Amounts

Exhibit 6.4(a)	Articles of Reorganization of Reorganized QWI

Exhibit 6.8	Exit Financing Term Sheet

Exhibit 6.9(f)	Registration Rights Agreement

Exhibit 6.11(a)	Litigation Trust Agreement

Exhibit 6.11(i)	Contributions to Private Notes Reserve

Exhibit 6.12(b)	Rejected Employment Agreements

Exhibit 6.17(b)	Restructuring Term Sheet

Exhibit 7.1	Executory Contracts and Unexpired Leases to Be Assumed

Exhibit 7.4	Previously Assumed Executory Contracts and Unexpired Leases to Be Assigned

Exhibit 7.5	Executory Contracts and Unexpired Leases to Be Rejected

Exhibit 9.6	Administrative Claim Form

INTRODUCTION

Quebecor World (USA) Inc. and its affiliated debtors and debtors-in-possession in the above-captioned jointly administered Chapter 11 Cases hereby propose this joint plan of reorganization for the resolution of the outstanding Claims against and Interests in the Debtors.  Capitalized terms used herein shall have the meanings ascribed to them in Article I.B. of the Plan.

The subsidiaries and other affiliates of QWUSA incorporated outside of the United States, as well as certain U.S. subsidiaries of QWUSA, are not the subject of the Chapter 11 Cases.

Quebecor World Inc., a Canadian corporation and the direct or indirect corporate parent of the Debtors, is pursuing a parallel reorganization in Canada through the Canadian Proceedings, as supplemented by an ancillary proceeding currently pending before the Bankruptcy Court filed under chapter 15 of the Bankruptcy Code.  The Debtors are also petitioners in the Canadian Proceedings in order to secure the benefit of the stay under the CCAA.  QWI, however, is not a Debtor in the Chapter 11 Cases.  Effectiveness of the Plan will be conditioned upon the effectiveness of the Canadian Plan in the Canadian Proceedings, and effectiveness of the Canadian Plan will be conditioned upon the effectiveness of the Plan.

The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The distributions to be made to holders of Claims and Interests under the Plan are set forth herein.

The Plan contemplates that voting on and confirmation of the Plan (subject to Article 5.5 of the Plan), and distributions to holders of Claims and Interests in the Chapter 11 Cases and the Canadian Proceedings under the Plan and the Canadian Plan, shall be effected as if the Estates of the Debtors and QWI were consolidated for such purposes.  The Plan contemplates that solely for such voting, confirmation (subject to Article 5.5 of the Plan) and distribution purposes, (i) each and every Claim against any Debtor in the Chapter 11 Cases will be treated as if it were a single Claim against all the Debtors and (ii) to the extent that a creditor has a Claim in respect of the same underlying obligation against one or more Debtors in the Chapter 11 Cases and/or against QWI in the Canadian Proceedings, such creditor will receive a single recovery in respect of such Claim, which Claim shall be satisfied as set forth herein and in the Canadian Plan.  Notwithstanding the foregoing and as provided in Article 5.5 of the Plan, if any Class of Impaired Claims votes to reject the Plan, the Debtors’ ability to confirm the Plan with respect to such rejecting Class pursuant to the cramdown standards of section 1129(b) of the Bankruptcy Code will be determined by reference to the treatment to which the holders of Claims in such Class would be entitled were (i) their Claims limited to the specific Debtor(s) and/or QWI that are liable for such Claims, and (ii) the Debtors and QWI not treated as if they were consolidated for distribution and confirmation purposes.  For the avoidance of doubt, the Debtors are not seeking, and neither the Plan nor the Confirmation Order shall effectuate, substantive consolidation of the Debtors’ Estates.

Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a holder of a Claim or Interest until the Disclosure Statement has been approved by the Bankruptcy Court and distributed to holders of Claims and Interests.  The Disclosure Statement relating to the Plan was approved by the Bankruptcy Court on May 18, 2009, and has been distributed simultaneously with the Plan to all parties whose votes are being solicited.  The Disclosure Statement contains, among other things, a discussion of QWI’s and the Debtors’ history, businesses, properties and operations, consolidated projections for those operations, risk factors associated with the Debtors’ and QWI’s consolidated businesses and Plan, a summary and analysis of the Plan, and certain related matters including, among other things, the securities to be issued in connection with the implementation of the

Plan and the Canadian Plan.  ALL HOLDERS OF CLAIMS AND INTERESTS WHO ARE ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

Subject to the restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XIII of the Plan, each of the Debtors expressly reserves its respective rights to alter, amend, modify, revoke, or withdraw the Plan with respect to such Debtor, one or more times, prior to the Plan’s substantial consummation.

A complete list of the Debtors is set forth below.  The list identifies each Debtor by its case number in the Chapter 11 Cases.

THE DEBTORS

Case	Number
Quebecor World (USA) Inc.	08-10152
Quebecor World Capital II LLC	08-10153
Quebecor World Capital Corporation	08-10154
Quebecor World Capital II GP	08-10155
Quebecor Printing Holding Company	08-10156
Quebecor World Johnson & Hardin Co.	08-10157
Quebecor World Buffalo Inc.	08-10158
Quebecor World San Jose Inc.	08-10159
Quebecor World Northeast Graphics Inc.	08-10160
Quebecor World UP/Graphics Inc.	08-10161
Quebecor World Great Western Publishing Inc.	08-10162
Quebecor World DB Acquisition Corp.	08-10163
Quebecor World Loveland Inc.	08-10164
QW Memphis Corp.	08-10165
Quebecor World Arcata Corporation	08-10166
Quebecor World Systems Inc.	08-10167
Quebecor World Retail Printing Corp.	08-10168
Quebecor World Printing (USA) Corp.	08-10169
The Webb Company	08-10170
Quebecor World Taconic Holdings Inc.	08-10171
WCZ, LLC	08-10172
Quebecor World Nevada Inc.	08-10173
Quebecor World Lease GP	08-10174
WCP-D, Inc.	08-10175
Quebecor World Krueger Acquisition Corp.	08-10176
Quebecor World Book Services LLC	08-10177
Quebecor World Dubuque Inc.	08-10178
Quebecor World Pendell Inc.	08-10179
Quebecor World Fairfield Inc.	08-10180
Quebecor World Nevada II LLC	08-10181
QW New York Corp.	08-10182
Quebecor World Mt. Morris II LLC	08-10183
Quebecor World Atglen Inc.	08-10184
Quebecor World Hazleton Inc.	08-10185

Case	Number
Quebecor World Atlanta II LLC	08-10186
Quebecor World Memphis LLC	08-10187
Quebecor World Magna Graphic Inc.	08-10188
Quebecor World Dallas, L.P.	08-10189
Quebecor World Lincoln Inc.	08-10190
Quebecor World Olive Branch Inc.	08-10191
Quebecor World Petty Printing Inc.	08-10192
Quebecor World RAI Inc.	08-10193
Quebecor World Waukee Inc.	08-10194
Quebecor World Eusey Press Inc.	08-10195
Quebecor Printing Aviation Inc.	08-10196
Quebecor World Century Graphics Corporation	08-10197
Quebecor World Dallas II Inc.	08-10198
Quebecor World Dittler Brothers Inc.	08-10199
Quebecor World Infiniti Graphics Inc.	08-10200
Quebecor World KRI Inc.	08-10201
Quebecor World Logistics Inc.	08-10202
Quebecor World Mid-South Press Corporation	08-10203
Quebecor World Lease LLC	08-10204

ARTICLE I

DEFINITIONS, RULES OF
INTERPRETATION, AND COMPUTATION OF TIME

A.            Scope of Definitions

For purposes of the Plan, except as expressly provided otherwise or unless the context requires otherwise, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article I.B. of the Plan.  Any term used in the Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B.            Definitions

1.             “4.875% Notes due 2008” means the 4.875% senior notes due in 2008 issued pursuant to an indenture dated as of November 3, 2003 among Quebecor World Capital Corporation, as issuer, Quebecor World Inc., as guarantor, and Wilmington Trust Company (as successor to Citibank, N.A.), as trustee.

2.             “503(b)(9)/Reclamation Claims” means a Claim against a Debtor or its Estate (a) pursuant to section 503(b)(9) of the Bankruptcy Code, for the value of goods received by such Debtor in the 20 days immediately prior to the Petition Date and sold to such Debtor in the ordinary course of the Debtor’s business and/or, (b) arising from any valid demand against such Debtor for reclamation under section 546(c)(1) of the Bankruptcy Code.

3.             “503(b)(9)/Reclamation Claims Objection Deadline” has the meaning ascribed to it in Article 9.5 hereof.

4.             “6.125% Notes due 2013” means the 6.125% senior notes due in 2013 issued pursuant to an indenture dated as of November 3, 2003 among Quebecor World Capital Corporation, as issuer, Quebecor World Inc., as guarantor, and Wilmington Trust Company (as successor to Citibank, N.A.), as trustee.

5.             “6.50% Notes due 2027” means the 6.50% senior notes due in 2027 issued pursuant to an indenture dated as of January 22, 1997 among Quebecor World Capital Corporation (f/k/a Quebecor Printing Capital Corporation), as issuer, Quebecor World Inc. (f/k/a Quebecor Printing Inc.), as guarantor, and The Bank of New York Mellon (as successor to Chase Manhattan Bank), as trustee.

6.             “8.75% Notes due 2016” means the 8.75% senior notes due in 2016 issued pursuant to an indenture dated as of March 6, 2006, and amended by a First Supplemental Indenture dated as of December 20, 2007, among Quebecor World Capital II GP, as issuer, Quebecor World Inc., Quebecor World (USA) Inc. and Quebecor World Capital II LLC, as guarantors, and Wilmington Trust Company (as successor to Citibank, N.A.), as trustee.

7.             “9.75% Notes due 2015” means the 9.75% senior notes due in 2015 issued pursuant to an indenture dated as of December 18, 2006, and amended by a First Supplemental Indenture dated as of December 20, 2007, among Quebecor World Inc., as issuer, Quebecor World (USA) Inc., Quebecor World Capital II LLC and Quebecor World Capital II GP, as guarantors, and Wilmington Trust Company, as trustee.

8.             “Ad Hoc Group of Noteholders” means the ad hoc committee of holders of Senior Notes represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

9.             “Administrative Claim” means a Claim against a Debtor or its Estate arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under sections 364(c)(1), 503(b) (other than 503(b)(9)/Reclamation Claims), 503(c), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) Claims under the DIP Credit Agreement; (c) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Professional Claims; and (d) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930.

10.          “Administrative Claims Bar Date” means the deadline for filing an Administrative Claim, which Claims must be filed so as to actually be received on or before 5 p.m. prevailing Eastern time on the date that is 60 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except as otherwise set forth in Article IX hereof.

11.          “Administrative Claim Form” means the form set forth on Exhibit 9.6 hereto.

12.          “Affiliated Debtors” means all of the Debtors other than QWUSA.

13.          “Affiliate” has the meaning given such term by section 101(2) of the Bankruptcy Code.

14.          “Allocable Share” means, with respect to Class 4, the Class 4 Litigation Trust Recovery and the Class 4 Securities Distribution, the proportion that the Face Amount of an Allowed Claim in Class 4 bears to the aggregate Face Amount of all Allowed Claims in such Class and of all Proven Affected Unsecured Claims (as such term is defined in the Canadian Plan) filed by Participating Eligible Canadian Unsecured Claimants.  Until all Disputed Claims in Class 4 and all disputed Affected Unsecured Claims (as such term is defined in the Canadian Plan) are resolved, such disputed claims shall be treated as Allowed Claims in their Face Amount for the purposes of calculating the Allocable Share of distribution of property to holders of Allowed Claims in Class 4.

15.          “Allowed Claim” means a Claim, or any portion thereof,

(a)           that has been allowed by a Final Order of the Bankruptcy Court (or such other court or forum as the Reorganized Debtors and the holder of such Claim agree may adjudicate such Claim and objections thereto; provided, however, that all Claims shall be adjudicated consistent with the Claims Protocol);

(b)           as to which a proof of claim has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, or is allowed by any Final Order of the Bankruptcy Court or by other applicable non-bankruptcy law (consistent with the Claims Protocol), but only to the extent that such claim is identified in such proof of claim in a liquidated and noncontingent amount, and either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code, or by any order of the Bankruptcy Court, or (ii) any objection as to its allowance has been settled or withdrawn or has been denied by a Final Order;

(c)           as to which no proof of claim has been filed with the Bankruptcy Court and (i) which is Scheduled as liquidated in an amount other than zero and not contingent or disputed, but solely to the extent of such liquidated amount and (ii) no objection to its allowance has been filed by the Debtors or the Reorganized Debtors, as applicable, within the periods of limitation fixed by the Plan, the Bankruptcy Code, or by any order of the Bankruptcy Court; or

(d)           that is expressly allowed in a liquidated amount in the Plan.

16.          “Allowed Class . . . Claim” or “Allowed Class . . . Interest” means an Allowed Claim or an Allowed Interest in the specified Class.

17.          “Allowed Interest” means an Interest in any Debtor, which has been or hereafter is listed by such Debtor in its books and records as liquidated in an amount and not disputed or contingent; provided, however, that to the extent an Interest is a Disputed Interest, the determination of whether such Interest shall be allowed and/or the amount of any such Interest shall be determined, resolved, or adjudicated, as the case may be, in the manner in which such Interest would have been determined, resolved, or adjudicated if the Chapter 11 Cases had not been commenced; provided further, that proofs of Interest need not and should not be filed in the Bankruptcy Court with respect to any Interests; and provided further, that the Reorganized Debtors, in their discretion, may bring an objection or motion with respect to a Disputed Interest before the Bankruptcy Court for resolution.

18.          “Articles of Reorganization” means the Articles of Reorganization of Reorganized QWI, in substantially the form attached hereto as Exhibit 6.4(a).

19.          “Avoidance Claims” means Causes of Action or defenses arising under any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, or 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Causes of Action.

20.          “Ballot” means each of the ballot forms that is distributed with the Disclosure Statement to holders of Claims included in Classes that are Impaired under the Plan and entitled to vote under Article V of the Plan.

21.          “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date.

22.          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court as may have jurisdiction over the Chapter 11 Cases.

23.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

24.          “Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing proofs of claim in the Chapter 11 Cases, as the context may require.  Except as explicitly provided in the Bar Date Order, the Bar Date was December 5, 2008 at 5:00 p.m. prevailing Eastern time.

25.          “Bar Date Order” means the order entered by the Bankruptcy Court on September 30, 2008 that established the Bar Date, and any subsequent order supplementing such initial order or relating thereto.

26.          “BNPP” means BNP Paribas (Canada).

27.          “BNPP F/X Claim” has the meaning ascribed to it in Article 4.1(a) of the Plan.

28.          “Business Day” means any day, excluding Saturdays, Sundays, and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in both New York City, New York and Montreal, Canada.

29.          “Canadian Bar Date Order” means the order entered by the Canadian Court on September 29, 2008 that established the Canadian bar date, and any subsequent order supplementing such initial order or relating thereto.

30.          “Canadian Court” means the Superior Court of the Province of Quebec, Commercial Division, for the Judicial District of Montreal.

31.          “Canadian Petitioners” means QWI and each of the Debtors in their capacity as petitioners in the Canadian Proceedings.

32.          “Canadian Plan” means the Plan of Reorganization and Compromise filed by QWI pursuant to the provisions of the CCAA and the CBCA, a copy of which is set forth on Exhibit I.B.32 hereto, as such plan may be amended, varied or supplemented from time to time in accordance with its terms and the order approving the same.

33.          “Canadian Proceedings” means the proceedings currently pending before the Canadian Court for a plan of reorganization and compromise under the CCAA and the CBCA commenced by QWI, together with each of the Debtors, on January 21, 2008.

34.          “Cash” means legal tender of the United States of America and equivalents thereof.

35.          “Cash Reserve” means an amount of the Cash reserved, as agreed upon by the Debtors or the Reorganized Debtors, as applicable, with the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent (or as otherwise determined by the Bankruptcy Court), to pay Administrative Claims, 503(b)(9)/Reclamation Claims, Priority Tax Claims, Secured Claims and as otherwise required by the Plan.

36.          “Causes of Action” means any and all actions, proceedings, causes of action, suits, accounts, demands, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment, and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, non-contingent, matured, unmatured, disputed, undisputed, secured, or unsecured, and whether asserted or assertable directly or derivatively in law, equity, or otherwise, including Avoidance Claims, unless otherwise waived or released by the Debtors or the Reorganized Debtors to the extent such Cause of Action is a Cause of Action held by the Debtors or the Reorganized Debtors.

37.          “CBCA” means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended.

38.          “CCAA” means the Companies’ Creditors Arrangement Act (Canada), R.S.C. 1985, c. C-36, as amended.

39.          “Certificate” has the meaning ascribed to it in Article 8.6 hereof.

40.          “Chapter 11 Cases” means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors on the Petition Date in the Bankruptcy Court and being jointly administered with one another under Case No. 08-10152, and the phrase “Chapter 11 Case” when used with reference to a particular Debtor means the particular case under chapter 11 of the Bankruptcy Code that such Debtor commenced on the Petition Date in the Bankruptcy Court.

41.          “Claim” means a claim as defined in section 101(5) of the Bankruptcy Code against a Debtor.

42.          “Claims Agent” means Donlin Recano & Company, Inc.

43.          “Claims/Interests Objection Deadline” means, as applicable (except for Administrative Claims and 503(b)(9)/Reclamation Claims), (a) the day that is the latest of (i) the first Business Day that is at least 180 days after the Effective Date, (ii) as to proofs of claim filed after the Bar Date, the first Business Day that is at least 180 days after a Final Order is entered deeming the late filed claim to be treated as timely filed, or (iii) 30 days after entry of a Final Order overruling all pending objections to such Claim, or (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors, in consultation with the Joint Claims Oversight Committee, but without any further notice to other parties-in-interest.

44.          “Claims Protocol” means that certain Cross-Border Protocol on the Filing and Determination of Claims, approved by the Bankruptcy Court on September 30, 2008 and by the Canadian Court on September 29, 2008.

45.          “Class” means a category of holders of Claims or Interests as described in Article III of the Plan.

46.          “Class 1 Recovery” means the aggregate of (a) the Syndicate/SocGen Cash Distribution, (b) the Syndicate/SocGen Preferred Shares Distribution, (c) 57,105,850 shares of New Common Stock, and (d) 8,355,695 Warrant Bundles, in each case reduced by any amounts on account of the Syndicate/SocGen Cash Distribution, Syndicate/SocGen Preferred Shares Distribution, shares of New Common Stock and Warrant Bundles distributable to the holders of Class 1 Claims in the Canadian Proceedings.

47.          “Class 1 Reserve” means the portion of the Class 1 Recovery reserved from distribution pending final resolution of all disputes concerning the amount, validity and priority of the SocGen Claims in the Chapter 11 Cases and the Canadian Proceedings, which on the Effective Date shall be comprised of (i) all of the Syndicate/SocGen Cash Distribution, Syndicate/SocGen Preferred Shares Distribution, shares of New Common Stock and Warrant Bundles, in each case allocable to the holders of SocGen Claims on account of their Pro Rata share of the Class 1 Recovery, and (ii) the SocGen Litigation Trust Recovery; provided, however, that the Class 1 Reserve shall be reduced by the SocGen Private Notes Contribution as provided herein.

48.          “Class 4 Litigation Trust Recovery” means 76.75% of any Contributed Claims Recovery obtained by the Litigation Trust, subject to adjustment, if any, pursuant to Article 4.1(b).

49.          “Class 4 Private Notes Contribution” means the shares of New Common Stock and Warrant Bundles constituting the portion of the Private Notes Contribution otherwise allocable to the holders of Class 4 Claims on account of their Class 4 Claims (after giving effect to the Syndicate Compromise) that are reserved for distribution pursuant to the Private Notes Reserve.

50.          “Class 4 Securities Distribution” means the aggregate of (a) 16,473,629 shares of New Common Stock, and (b) 9,310,214 Warrant Bundles (in each case, after giving effect to the Syndicate Compromise), reduced by any New Common Stock and Warrant Bundles distributable to the holders of unsecured claims under the Canadian Plan.

51.          “Confirmation Date” means the date of entry of the Confirmation Order.

52.          “Confirmation Hearing” means the hearing before the Bankruptcy Court held under section 1128 of the Bankruptcy Code to consider confirmation of the Plan and related matters, as such hearing may be adjourned or continued from time to time.

53.          “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

54.          “Continuing Indemnification Rights” means those Indemnification Rights held by any Indemnitee who is a Released Party, together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date.

55.          “Contract Procedures Order” means an order of the Bankruptcy Court, which may be the Solicitation Procedures Order, entered on or prior to the Confirmation Date, which approves procedures to address the treatment of certain agreements in the Chapter 11 Cases in conjunction with the Plan, including the assumption, assumption and assignment or rejection of executory contracts and unexpired leases, and establishes the form and manner of notice to be given to counterparties to such agreements with the Debtors with respect to such procedures.

56.          “Contributed Avoidance Actions” means all Causes of Action against Persons arising under sections 544, 545, 547, 548, or 553 of the Bankruptcy Code or similar state laws, including, without limitation, those set forth on Exhibit I.B.56; provided, however, that Contributed Avoidance Actions shall not include (a) any such Causes of Action that are being released pursuant to Article 6.15 of the Plan, (b) any other Claims explicitly released under the Plan or by Final Order of the Bankruptcy Court on or prior to the Effective Date or (c) the SocGen Adversary Proceeding.

57.          “Contributed Claims” means (a) the claims of the Debtors being asserted now or capable of being asserted in the future in the Private Notes Adversary Proceeding, (b) the Contributed Avoidance Actions, and (c) all recoveries from the Causes of Action referenced in clauses (a) and (b) received by the Debtors or QWI, as applicable, prior to the Effective Date.

58.          “Contributed Claims Recovery” means any recovery obtained on account of the Contributed Claims net of the costs of administration of the Litigation Trust, including, but not limited to, repayment of the Funding Loan and fees and expenses associated with the litigation of the Contributed Claims that are incurred after the Effective Date.

59.          “Controlled Affiliate” means any Affiliate in which QWI or a Debtor (whether directly or indirectly and whether by ownership or share capital, the possession of voting power, contract or otherwise) has the power to appoint and/or remove the majority of the members of the board of directors or other governing body of such Affiliate or otherwise to direct or cause the direction of the affairs and policies of such Affiliate.

60.          “Convenience Claims” means General Unsecured Claims that otherwise would be classified in Class 3 or Class 4, but, with respect to such Claims, either (a) the aggregate amount of all such Claims for any holder is equal to or less than $2,500 or (b) the aggregate amount of all such Claims for any holder is reduced to $2,500 pursuant to an election by the Claim holder made on the Ballot provided for voting on the Plan by the Voting Deadline; provided, however, that where any portion of any Claim held by such holder has been transferred to a transferee(s), unless such holder and all transferees of such Claim make the Convenience Claim election on their respective Ballot, the Convenience Claim election will not be recognized for such Claim.  Any such election will be final and irrevocable and no Claim holder shall be entitled to change, revoke or withdraw its election after making such election on their respective Ballot.

61.          “Creditors’ Committee” means the official committee of unsecured creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases on January 31, 2008, as reconstituted from time to time.

62.          “Cure” means the payment or other honor of all obligations required to be paid or honored in connection with the assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code, including (a) the cure of any non-monetary defaults to the extent required, if at all, pursuant to section 365 of the Bankruptcy Code, and (b) with respect to monetary defaults, the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations or such lesser amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

63.          “Cure Amount Claim” means a Claim based upon a Debtor’s defaults under an executory contract or unexpired lease at the time such contract or lease is assumed by such Debtor under section 365 of the Bankruptcy Code to the extent required by section 365 of the Bankruptcy Code.

64.          “Debtor Interest” means the legal, equitable, contractual, and other rights of any Person with respect to the common stock or any other equity securities of, or ownership interests in, each of the Debtors.

65.          “Debtors” means, collectively, the debtors and debtors-in-possession identified on pages 2-3 hereof, and “Debtor” means any one of the Debtors.

66.          “DIP Administrative Agent” means the administrative agent as defined in the DIP Credit Agreement.

67.          “DIP Credit Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of January 22, 2008 (as subsequently amended by amendments dated January 25, 2008, February 26, 2008, March 27, 2008 and August 5, 2008) among QWI and QWUSA, as Borrowers, the Guarantors party thereto, Credit Suisse, as Administrative Agent, Initial Issuing Bank and Initial Swing Line Lender, General Electric Capital Corporation and GE Canada Finance Holding Company, as Collateral Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Foothill, LLC, as Co-Syndication Agents, Wachovia Bank, N.A., as Documentation Agent, and the Initial

Lenders and the other Lenders party thereto, as amended, supplemented, or otherwise modified from time to time, and all security, guarantee and other documents executed in connection therewith.

68.          “DIP Facility” means the debtor-in-possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Facility Order.

69.          “DIP Facility Claim” means any Claim against a Debtor under or evidenced by (a) the DIP Credit Agreement and (b) the DIP Facility Order.

70.          “DIP Facility Order” means, collectively, (a) the interim order that was entered by the Bankruptcy Court on January 23, 2008, and (b) the final order that was entered by the Bankruptcy Court on April 1, 2008, authorizing and approving the DIP Facility and the agreements related thereto.

71.          “DIP Lenders” means, collectively, (a) those entities identified as “Lenders” in the DIP Credit Agreement and their respective permitted successors and assigns (solely in their capacity as “Lenders” under the DIP Credit Agreement), and (b) any agent bank named therein (solely in its capacity as agent bank under the DIP Credit Agreement).

72.          “Disallowed Claim” means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, (b) a Claim or any portion thereof that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) a Claim or any portion thereof that is not Scheduled and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law; provided, however, that each of the foregoing shall be consistent with the Claims Protocol.

73.          “Disallowed Interest” means an Interest or any portion thereof that has been disallowed by a Final Order or a settlement; provided, however, that the foregoing shall be consistent with the Claims Protocol.

74.          “Disbursing Agent” means Reorganized QWUSA, or any Person designated by it, in its sole discretion, to serve as a disbursing agent under the Plan.

75.          “Disclosure Exhibit” means Exhibit I.B.75 of the Plan, which shall contain the information described in Section VI.B.15 of the Disclosure Statement.

76.          “Disclosure Statement” means the written disclosure statement (including all schedules thereto or referenced therein) that relates to the Plan, as such disclosure statement may be amended, modified, or supplemented from time to time, all as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

77.          “Disputed Claim” or “Disputed Interest” means, in the case of Claims, a Claim or any portion thereof that is neither an Allowed Claim nor a Disallowed Claim, and in the case of Interests, an Interest or any portion thereof that is neither an Allowed Interest nor a Disallowed Interest.

78.          “Distribution Date” means the date, selected by the Reorganized Debtors, upon which distributions to holders of Allowed Claims and Allowed Interests entitled to receive distributions under the Plan shall commence; provided, however, that the Distribution Date shall occur on or as soon as reasonably practicable after the Effective Date, but in any event no later than thirty (30) days after the Effective Date.

79.          “Distribution Record Date” means, with respect to any Periodic Distribution Date, the fifteenth day prior to such Periodic Distribution Date.

80.          “Distribution Reserve” means, as applicable, one or more reserves, including the Class 1 Reserve and the Private Notes Reserve, of New Preferred Stock, New Common Stock, New Warrants, New Unsecured Notes and/or Cash for distribution to holders of Allowed Claims in the Chapter 11 Cases to be reserved pending allowance of Disputed Claims in accordance with Article 4.1(a), Article 4.1(b) and Article 8.10 of the Plan.

81.          “Effective Date” means the Business Day selected by the Debtors in consultation with the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent on or after which all of the conditions to the consummation of the Plan set forth in Article XI of the Plan have been either satisfied or waived as provided in Article XI of the Plan.

82.          “Employee Claim” means any Claim arising under or on the basis of a Rejected Employee Agreement.

83.          “Employee Plans” has the meaning set forth in Article 6.12(a).

84.          “Equipment Financing Agreement” means the Credit Agreement, dated as of January 13, 2006, among QWI, as Borrower, QWUSA, as Guarantor, and Société Générale (Canada), as Lender, as amended, supplemented, or otherwise modified, and all security, guarantee and other documents executed in connection therewith.

85.          “ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461, as amended, (2006), and the regulations promulgated thereunder.

86.          “Estates” means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.

87.          “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended.

88.          “Exhibit” means an exhibit annexed either to the Plan or as an appendix to the Disclosure Statement.

89.          “Exhibit Filing Date” means the date on which Exhibits to the Plan shall be filed with the Bankruptcy Court, which date shall be at least ten days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice; provided, however, that Exhibit 6.8, Exhibit 6.9(f), Exhibit 6.11(a), Exhibit 6.11(i) and Exhibit 9.6 may be filed on or before the date of the Confirmation Hearing.

90.          “Exit Financing Arrangements” means the new financing arrangements pursuant to the terms of (a) the exit financing term sheet, as the same may be amended, modified, or supplemented from time to time, a copy of which is attached hereto as Exhibit 6.8, and (b) any and all additional documents related thereto, each of which shall be in form and substance reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

91.          “Face Amount” means, (a) when used in reference to a Disputed Claim or Disallowed Claim, the full stated liquidated amount claimed by the holder of a Claim in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

92.          “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or petition for certiorari or move for a new trial, reargument or rehearing has expired, and as to which no appeal or petition for certiorari or other proceeding for a new trial, reargument or rehearing that has been timely taken is pending, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order.

93.          “Funding Loan” has the meaning ascribed to it in Article 6.11(e).

94.          “General Unsecured Claim” means any Claim that is not a DIP Facility Claim, Administrative Claim, 503(b)(9)/Reclamation Claim, Priority Tax Claim, Secured Claim, Syndicate Claim, SocGen Claim, Senior Notes Claim, Convenience Claim, Intercompany Claim or Cure Amount Claim.

95.          “Governing Board” means the board established pursuant to Article 6.11 of the Plan to participate in management of the Litigation Trust.

96.          “Holdback Amount” means the amounts withheld by the Debtors as of the Confirmation Date as a holdback on payment of Professional Claims pursuant to the Professional Fee Order or other order of the Bankruptcy Court.

97.          “Holdback Escrow Account” means the escrow account or segregated fund into which Cash equal to the Holdback Amount shall be deposited or allocated on the Effective Date for the payment of Allowed Professional Claims in accordance with the terms hereof to the extent not previously paid or disallowed.

98.          “Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

99.          “Indemnification Rights” means obligations of the Debtors, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtor’s certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors.

100.        “Indemnitee” means all current and former directors, officers, employees, agents, or representatives of the Debtors who are entitled to assert Indemnification Rights.

101.        “Insurance Contract” means any policy of third party liability insurance under which any of the Debtors could have asserted or did assert, or may in the future assert, a right to coverage for any claim, together with any other contracts which pertain or relate to such policy.

102.        “Insurance Coverage” has the meaning ascribed to it in Article 10.9 of the Plan.

103.        “Insured Claim” means that portion of any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date: (a) as to which any Insurer is obligated pursuant to the terms, conditions, limitations, and exclusions of its Insurance Contract(s), to pay any judgment, settlement, or contractual obligation with respect to the Debtors; or (b) that any Insurer otherwise agrees to pay as part of a settlement or compromise of a claim made under the applicable Insurance Contract(s).

104.        “Insurer” means any company or other entity that issued, or is responsible for, a policy of third party liability insurance under which the Debtors could have asserted or did assert, or may in the future assert, a right to coverage for any claim under an Insurance Contract.

105.        “Intercompany Claim” means (a) a Claim by a Debtor against another Debtor, (b) a Claim by QWI or a Controlled Affiliate against a Debtor or QWI or (c) a Claim of a Debtor against QWI or a Controlled Affiliate.

106.        “Intercompany Creditor” means Quebecor World a Islandi ehf.

107.        “Intercompany Executory Contract” means an executory contract solely between two or more Debtors or an executory contract solely between one or more Debtors and QWI or one or more Controlled Affiliates.

108.        “Intercompany Unexpired Lease” means an unexpired lease solely between two or more Debtors or an unexpired lease solely between one or more Debtors and QWI or one or more Controlled Affiliates.

109.        “Interest” means a Debtor Interest.

110.        “IRC” means the Internal Revenue Code of 1986, as amended.

111.        “Joint Claims Oversight Committee” means the committee to be established pursuant to Article 8.8(b) on the Effective Date or as soon thereafter as practicable to monitor claims administration, provide guidance to the Reorganized Debtors and Reorganized QWI, and address the Bankruptcy Court if such committee disagrees with the Reorganized Debtors’ determinations requiring claims resolution, and, if such committee determines necessary, object to Claims.

112.        “Litigation Trust” means the trust established pursuant to the Plan on the Effective Date to hold and pursue the Contributed Claims and to make distributions of Contributed Claim Recoveries to the Litigation Trust Beneficiaries in accordance with the terms hereof and the Litigation Trust Agreement.

113.        “Litigation Trust Agreement” means the agreement to be executed as of the Effective Date establishing the Litigation Trust substantially in the form attached as Exhibit 6.11(a) hereto, which shall be in form and substance acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

114.        “Litigation Trust Beneficiaries” means the holders of Allowed Syndicate Claims, Allowed SocGen Claims and Allowed Class 4 Claims and the Litigation Trust Beneficiaries set forth in the Canadian Plan.

115.        “Litigation Trustee” means the Person appointed pursuant to Article 6.11(a) of the Plan to act as trustee of and administer the Litigation Trust and identified on or before the date of the Confirmation Hearing.

116.        “Litigation Trust Interests” means the beneficial interests in the Litigation Trust.

117.        “Monitor” means Ernst & Young Inc., in its capacity as the monitor appointed by the Canadian Court in the Canadian Proceedings.

118.        “New Common Stock” means the common shares in the capital of Reorganized QWI to which shall be attached the rights, privileges, restrictions and conditions described in the Articles of Reorganization.

119.        “New Equity Securities” means the New Common Stock, New Preferred Stock and New Warrants.

120.        “New Preferred Stock” means the Class A convertible participating preferred shares in the capital of Reorganized QWI, to which shall be attached the rights, privileges, restrictions and conditions described in the Articles of Reorganization, and which shall be issued substantially on the terms set forth on Exhibit I.B.120 hereto; provided, however, that with the consent of the Syndicate Agreement Agent, the New Preferred Stock may be issued by any of the Reorganized Debtors or other U.S. subsidiary of Reorganized QWI, with terms and conditions substantially similar to those set forth on Exhibit I.B.120 and which shall be exchangeable for shares of New Common Stock rather than into common stock of the issuer thereof.

121.        “New Securities” means the New Common Stock, New Preferred Stock, New Unsecured Notes and New Warrants.

122.        “New Unsecured Notes” means the unsecured notes to be issued by Reorganized QWCC and guaranteed by Reorganized QWI substantially on the terms set forth on Exhibit I.B.122 hereto, which shall be in form and substance reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

123.        “New Warrants” means 10,723,019 of each of the Series I Barrier Warrants and the Series II Barrier Warrants to be issued by Reorganized QWI substantially on the terms set forth on Exhibit I.B.123 hereto, which shall be in form and substance reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

124.        “Nonoperating Debtors” means QPHC, QWUSA, QWCC, Quebecor World Capital II LLC and Quebecor World Capital II GP.

125.        “Operating Debtors” means all of the Debtors other than the Nonoperating Debtors.

126.        “Ordinary Course Professionals Order” means the order entered by the Bankruptcy Court on February 13, 2008 authorizing the retention of professionals utilized by the Debtors in the ordinary course of business.

127.        “Participating Eligible Canadian Unsecured Claimants” means all holders of Proven Affected Unsecured Claims (as such term is defined in the Canadian Plan) against QWI under the

Canadian Plan as to which such holder has not filed an Election Notice (as such term is defined in the Canadian Plan) pursuant to Section 2.5(b) thereof and that are not otherwise derived from or relating to (i) the Syndicate Agreement, (ii) the Equipment Financing Agreement, (iii) the Senior Notes or (iv) any claim as to which a Debtor is primarily or secondarily liable and as to which the holder thereof has filed a proof of claim that would be classified and receive a recovery under the Plan as a Class 3, Class 4 or Class 5 Claim.

128.        “PBGC” means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation, and an agency of the United States created by ERISA.

129.        “Periodic Distribution Date” means, as applicable, (a) the Distribution Date, as to the first distribution made by the Reorganized Debtors, and (b) thereafter, (i) the first Business Day occurring ninety (90) days after the Distribution Date and (ii) subsequently, the first Business Day occurring ninety (90) days after the immediately preceding Periodic Distribution Date.

130.        “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other entity.

131.        “Petition Date” means January 21, 2008.

132.        “Plan” means this joint plan of reorganization for the Debtors, including all exhibits attached hereto or referenced herein, as the same may be amended, modified or supplemented in accordance with its terms.

133.        “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

134.        “Private Notes” means: (a) the 8.42% Senior Notes, Series A, due July 15, 2010 issued pursuant to a Note Purchase Agreement dated as of July 12, 2000 by Quebecor World Capital Corporation and guaranteed by Quebecor World Inc. and Quebecor World (USA) Inc. (as successor to Quebecor Printing (USA) Holdings Inc.); (b) the 8.52% Senior Notes, Series B, due July 15, 2012 issued pursuant to a Note Purchase Agreement dated as of July 12, 2000 by Quebecor World Capital Corporation and guaranteed by Quebecor World Inc. and Quebecor World (USA) Inc. (as successor to Quebecor Printing (USA) Holdings Inc.); (c) the 8.54% Senior Notes, Series C, due September 15, 2015 issued pursuant to a Note Purchase Agreement dated as of September 12, 2000 by Quebecor World Capital Corporation and guaranteed by Quebecor World Inc. and Quebecor World (USA) Inc. (as successor to Quebecor Printing (USA) Holdings Inc.); and (d) the 8.69% Senior Notes, Series D, due September 15, 2020 issued pursuant to a Note Purchase Agreement dated as of September 12, 2000 by Quebecor World Capital Corporation and guaranteed by Quebecor World Inc. and Quebecor World (USA) Inc. (as successor to Quebecor Printing (USA) Holdings Inc.).

135.        “Private Notes Adversary Proceeding” means the adversary proceeding captioned Official Committee of Unsecured Creditors of Quebecor World (USA) Inc. et. al., vs. American United Life Insurance Company, AUSA Life Insurance Company, Barclays Bank PLC, Deutsche Bank Securities Inc., Hare & Co., Life Investors Insurance Company of America, Midland National Life Insurance Company Annuity, Modern Woodmen of America, North American Company for Life and Health Insurance/Annuity, North American Company for Life and Health Insurance of New York, Provident Life and Accident Insurance Company, The Northwestern Mutual Life Insurance Company, The Paul Revere Life Insurance Company, Transamerica Life Insurance Company, and John Does 1-50,

Adversary Case No. 08-01417 (Bankr. S.D.N.Y.  Sept. 19, 2008) and any other avoidance actions related to the Private Notes filed or as may be filed against the defendants named therein.

136.        “Private Notes Contribution” means the aggregate number of shares of New Common Stock and Warrant Bundles to be reserved in the Private Notes Reserve so as to represent the recovery to which the holders of the Private Notes would be entitled as holders of Class 4 Claims in the event that such holders are required to return all amounts asserted as preferential and/or fraudulent transfers to the holders of the Private Notes under the Private Notes Adversary Proceeding, with such aggregate number of shares of New Common Stock and Warrant Bundles to be contributed by each of the holders of Syndicate Claims, the holders of SocGen Claims and the holders of the Class 4 Claims (other than the holders of the Private Notes) to the extent required to effect the funding of the Private Notes Reserve provided for herein.

137.        “Private Notes Reserve” means the aggregate of the Syndicate Private Notes Contribution, the SocGen Private Notes Contribution and the Class 4 Private Notes Contribution, which amounts shall be held and distributed as set forth in Article 6.11(i) of the Plan.

138.        “Pro Rata” means, at any time, the proportion that the Face Amount of an Allowed Claim in a particular Class bears to the aggregate Face Amount of all Allowed Claims in such Class, unless the Plan provides otherwise.  Until all Disputed Claims in any Class are resolved, such Disputed Claims shall be treated as Allowed Claims in their Face Amount for the purposes of calculating the Pro Rata distribution of property to the holders of Allowed Claims in such Class.

139.        “Professional” means any Person retained in the Chapter 11 Cases by separate Bankruptcy Court order pursuant to sections 327 and 1103 of the Bankruptcy Code; provided, however, that Professional does not include any Person retained pursuant to the Ordinary Course Professionals Order.

140.        “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred on or after the Petition Date and prior to and including the Effective Date.

141.        “Professional Fee Order” means the order entered by the Bankruptcy Court on February 13, 2008, authorizing the interim payment of Professional Claims.

142.        “QPHC” means Quebecor Printing Holding Company.

143.        “Quebecor World” means QWI, the Debtors and their Controlled Affiliates.

144.        “QWCC” means Quebecor World Capital Corporation.

145.        “QWI” means Quebecor World Inc., a Canadian corporation, and the ultimate corporate parent company of the Debtors.

146.        “QWUSA” means Quebecor World (USA) Inc.

147.        “Registration Rights Agreement” means the agreement, a form of which is attached hereto as Exhibit 6.9(f), which shall be reasonably acceptable in form and substance to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, whereby Reorganized QWI and, if applicable, such U.S. subsidiary thereof that shall be the issuer of the New

Preferred Stock, shall be obligated to register certain shares of New Common Stock, New Preferred Stock and New Warrants pursuant to the terms and conditions of such agreement.

148.        “Reinstated” or “Reinstatement” means rendering a Claim or Interest Unimpaired.  Unless the Plan specifies a particular method of Reinstatement, when the Plan provides that a Claim or Interest will be Reinstated, such Claim or Interest will be Reinstated, at the Debtors’ sole discretion, in accordance with one of the following: (a) the legal, equitable and contractual rights to which such Claim or Interest entitles the holder will be unaltered; or (b) notwithstanding any contractual provisions or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) any such default that occurred before or after the commencement of the applicable Chapter 11 Case, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, will be cured; (ii) the maturity of such Claim or Interest as such maturity existed before such default will be reinstated; (iii) the holder of such Claim or Interest will be compensated for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, the holder of such Claim will be compensated for any actual pecuniary loss incurred by such holder as a result of such failure; and (v) the legal, equitable or contractual rights to which such Claim or Interest entitles the holder of such Claim or Interest will not otherwise be altered.

149.        “Rejected Employee Agreement” means an agreement (including in the form of a plan), other than a collective bargaining agreement, to which one or more of the Debtors is a party, between or among any of the Debtors and any current and/or former directors, officers, or employees of any of the Debtors for such Person to serve in such capacity or to provide retirement and/or deferred or other compensation benefits (other than retiree benefits (as defined in section 1114 of the Bankruptcy Code) or pursuant to a retirement plan intended to be qualified under section 401(a) of the IRC) that has been rejected, expired on its own terms, or otherwise terminated by the Debtors on or before the Effective Date.

150.        “Release Obligor” has the meaning ascribed to it in Article 10.5 of the Plan.

151.        “Released Parties” means, collectively, (a) all officers of Quebecor World, all members of the boards of directors of Quebecor World, all employees of Quebecor World, and all professional advisors to Quebecor World, including without limitation the Chief Restructuring Officer (as defined in the Canadian Plan), in each case in their respective capacities as of the date of the commencement of the hearing on the Disclosure Statement, (b) the Creditors’ Committee and all current and former members of the Creditors’ Committee in their respective capacities as such, (c) the Syndicate Committee, all current and former members of the Syndicate Committee in their respective capacities as such, and the Syndicate Agreement Agent and Syndicate Agreement Collateral Agent in their respective capacities as such, (d) the Syndicate Released Parties, (e) the Ad Hoc Group of Noteholders and all current and former members of the Ad Hoc Group of Noteholders in their respective capacities as such, (f) the DIP Lenders solely in their capacities as such, (g) all Professionals, and (h) with respect to each of the Debtors and the above-named Persons, such Person’s affiliates, advisors, principals, employees, officers, directors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals.  For the avoidance of doubt, Released Parties shall not include any Debtor or QWI.

152.        “Reorganized Debtor” or “Reorganized Debtors” means, individually, any Debtor and, collectively, all Debtors, in each case from and after the Effective Date, or their successors as contemplated by and subject to the Restructuring Transactions.

153.        “Reorganized Quebecor World” means Reorganized QWI, the Reorganized Debtors and their Controlled Affiliates from and after the Effective Date.

154.        “Reorganized QWI” means QWI from and after the Effective Date.

155.        “Reorganized QWUSA” means QWUSA from and after the Effective Date.

156.        “Restructuring Debtors” means those Debtors that shall be the subject of a Restructuring Transaction under the Plan.

157.        “Restructuring Term Sheet” means that certain Indicative Restructuring Term Sheet dated April 8, 2009 setting forth certain understandings among the Debtors, QWI, the Syndicate Agreement Agent and the Ad Hoc Group of Noteholders, a summary of the applicable provisions of which are set forth in Exhibit 6.17(b) to the Plan, which Exhibit 6.17(b) shall be in form and substance acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

158.        “Restructuring Transactions Notice” means the notice to be filed with the Bankruptcy Court on or before the Exhibit Filing Date, which shall be substantially in the form attached as Exhibit I.B.158 hereto, listing the Restructuring Debtors and describing the relevant Restructuring Transactions, and as thereafter modified consistent with the Plan to the extent reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, with a final Restructuring Transactions Notice to be filed with the Bankruptcy Court upon the Effective Date.

159.        “Restructuring Transactions” means the consolidation, merger, recapitalization, contribution of assets, or other transaction in which a Debtor, QWI or a Controlled Affiliate merges with, transfers some or substantially all of its assets or liabilities to, or issues stock or indebtedness to, another Debtor, QWI or Controlled Affiliate, on or following the Confirmation Date, as summarized in the Restructuring Transactions Notice.

160.        “Retained Actions” means all Claims, Causes of Action, rights of action, suits, and proceedings, whether in law or in equity, whether known or unknown, which any Debtor or any Debtor’s Estate may hold against any Person, including, without limitation, the SocGen Adversary Proceeding and Claims and Causes of Action brought prior to the Effective Date, other than the Contributed Claims and Claims explicitly released under the Plan (including, without limitation, any Causes of Action released under Article 6.15) or by Final Order of the Bankruptcy Court prior to the Effective Date.

161.        “Ruling Request” means those certain requests for rulings submitted by QPHC to the United States Internal Revenue Service in December 2008, as supplemented and amended from time to time, regarding certain United States income tax consequences of the Plan, as further described in the Disclosure Statement.

162.        “Sanction Order” means the order of the Canadian Court under the CCAA and CBCA approving the Canadian Plan in the Canadian Proceedings.

163.        “Scheduled” means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedules.

164.        “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors, which incorporate by reference the global notes and statement of limitations, methodology, and disclaimer regarding the Debtors’ schedules and statements, as such schedules or statements have been or may be further modified, amended, or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

165.        “Secondary Liability Claim” means a Claim that arises from a Debtor being liable as a guarantor of, or otherwise being jointly, severally or secondarily liable for, any contractual, tort, guaranty or other obligation of another Debtor or QWI, including any Claim based on: (a) vicarious liability; (b) liabilities arising out of piercing the corporate veil, alter ego liability or similar legal theories; (c) guaranties of collection, payments or performance; (d) indemnity bonds, obligations to indemnify or obligations to hold harmless; (e) performance bonds; (f) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or transfer) with respect to leases, operating agreements or other similar obligations made or given by a Debtor or relating to the obligations or performance of another Debtor or QWI; (g) several liability of a member of a consolidated (or equivalent) group of corporations for taxes of other members of the group or of the entire group; or (h) any other joint or several liability, including Claims for indemnification or contribution or subrogation, that any Debtor may have in respect of any obligation that is the basis of a Claim.

166.        “Secured Claim” means a Claim, other than a DIP Facility Claim, SocGen Claim or Syndicate Claim, secured by a security interest in or a lien on property in which a Debtor’s Estate has an interest or lien, which security interest or lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

167.        “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended.

168.        “Security” has the meaning ascribed to it in section 101(49) of the Bankruptcy Code.

169.        “Senior Notes” means, collectively, the (a) 4.875% Notes due 2008, (b) 6.125% Notes due 2013, (c) 9.75% Notes due 2015, (d) 8.75% Notes due 2016 and (e) 6.50% Notes due 2027.

170.        “Senior Notes Claim” means any Claim arising under the Senior Notes.

171.        “Senior Notes Indenture Trustee” means the respective indenture trustee under each of the Senior Notes indentures.

172.        “Servicer” has the meaning ascribed to it in Article 6.10 of the Plan.

173.        “Servicer Fee Claim” means a Claim against the Debtors relating to any compensation, disbursements, fees and expenses accrued and unpaid through the Effective Date of (a) the respective indenture trustees pursuant to each of the indentures governing the Senior Notes or (b) the Syndicate Agreement Agent pursuant to the Syndicate Agreement.

174.        “SocGen Adversary Proceeding” means the adversary proceeding captioned Official Committee of Unsecured Creditors of Quebecor World (USA) Inc. et al., vs. Societe General

(Canada), Computershare Trust Company of Canada, Adversary Case No. 09-01013 (Bankr. S.D.N.Y.  Jan. 16, 2009) and any other avoidance actions filed or as may be filed relating to the Equipment Financing Agreement.

175.        “SocGen Claim” means any Claim, whether secured or unsecured, arising under the Equipment Financing Agreement.

176.        “SocGen Claims” means the aggregate of the SocGen Claims.

177.        “SocGen Litigation Steering Committee” shall mean those Persons set forth on Exhibit I.B.177, which shall be comprised of certain holders of Class 4 Claims, each of which are currently acting as members of the Steering Committee of the Ad Hoc Group of Noteholders, and one Person designated by the Creditors’ Committee.

178.        “SocGen Litigation Trust Recovery” means 4.45% of any Contributed Claims Recovery obtained by the Litigation Trust, subject to adjustment, if any, pursuant to Article 4.1(b) of the Plan.

179.        “SocGen Private Notes Contribution” means the shares of New Common Stock and Warrant Bundles constituting the portion of the Private Notes Contribution otherwise allocable to the holders of SocGen Claims on account of their Class 1 Recovery that are reserved for distribution pursuant to the Private Notes Reserve.

180.        “Solicitation Procedures Order” means the order entered by the Bankruptcy Court on May 18, 2009 approving the Disclosure Statement and authorizing the procedures by which solicitation of votes on the Plan is to take place, among other matters.

181.        “Substantial Contribution Deadline” has the meaning ascribed to it in Article 9.4 hereof.

182.        “Syndicate Adversary Proceeding” means the adversary proceeding captioned Official Committee of Unsecured Creditors of Quebecor World (USA) Inc. et. al., vs. Royal Bank of Canada, Computershare Trust Company of Canada, Doe Credit Facility Lenders Nos. 1-100, Adversary Case No. 09-01012 (Bankr. S.D.N.Y.  Jan. 16, 2009) and any other avoidance actions filed or as may be filed relating to the Syndicate Agreement.

183.        “Syndicate Agreement” means the Amended and Restated Credit Agreement, dated as of December 15, 2005, among QWI and QWUSA, as Borrowers, QPHC, as Guarantor, Royal Bank of Canada, as Lender and Administrative Agent, and the other Lenders and agents parties thereto, as amended, supplemented, or otherwise modified, and all security, guarantee and other documents executed in connection therewith.

184.        “Syndicate Agreement Agent” means Royal Bank of Canada, as Administrative Agent under the Syndicate Agreement, and any successor administrative agent under the Syndicate Agreement.

185.        “Syndicate Agreement Collateral Agent” means Computershare Trust Company of Canada, as Collateral Agent under the Syndicate Agreement, and any successor collateral agent under the Syndicate Agreement.

186.        “Syndicate Claim” means any Claim, whether secured or unsecured, arising under the Syndicate Agreement or any other Loan Document (as defined in the Syndicate Agreement).

187.        “Syndicate Claims” means the aggregate of the Syndicate Claims.

188.        “Syndicate Committee” means the Syndicate Agreement Agent acting in consultation with the ad hoc committee of lenders under the Syndicate Agreement who serve as an advisory group to the Syndicate Agreement Agent represented by Latham & Watkins LLP and McMillan LLP, which committee is comprised of the following lenders (in addition to the Syndicate Agreement Agent):  ABN Amro Bank N.V. (as Cdn Qualified Lender); Bank of America, N.A.; Bank of America, N.A., Canada Branch; Société Générale (solely in its capacity as a lender under the Syndicate Agreement and specifically not in its capacity as the lender under the Equipment Financing Agreement); Wachovia Bank, National Association; Wachovia Capital Finance Corporation (Canada); Deutsche Bank AG Cayman Islands Branch; Catalyst Fund Limited Partnership II; and Citigroup Financial Products Inc.

189.        “Syndicate Compromise” means the agreement permitting the Syndicate Compromise Amount otherwise allocable to holders of Allowed Syndicate Claims to be instead distributed to the holders of Class 4 Claims pursuant to Article 4.1 of the Plan, in full satisfaction, settlement, release and discharge of all possible claims, actions, causes of actions, demands, and liabilities against the Syndicate Released Parties.

190.        “Syndicate Compromise Amount” means the aggregate of 294,479 shares of New Common Stock and the 6,942,891 Warrant Bundles to be distributed to the holders of Class 4 Claims as a result of the Syndicate Compromise, as provided for under Article 4.1 of the Plan.

191.        “Syndicate Litigation Trust Recovery” means 18.8% of any Contributed Claims Recovery obtained by the Litigation Trust.

192.        “Syndicate Private Notes Contribution” means the shares of New Common Stock constituting the portion of the Private Notes Contribution otherwise allocable to the holders of Syndicate Claims on account of their Class 1 Recovery (after giving effect to the Syndicate Compromise) that are reserved for distribution pursuant to the Private Notes Reserve.

193.        “Syndicate Released Parties” means the holders of the Syndicate Claims, Royal Bank of Canada, as Administrative Agent or in any other capacity under or in connection with the Syndicate Agreement, the Syndicate Agreement Collateral Agent, all lenders from time to time parties under the Syndicate Agreement, all parties otherwise defendants in the Syndicate Adversary Proceeding, and each such Person’s affiliates, advisors, principals, employees, officers, directors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals, but in all events shall not include holders of SocGen Claims in their capacities as such.

194.        “Syndicate/SocGen Cash Distribution” means (a) $100 million in Cash or (b) if agreed to by the Syndicate Agreement Agent in its sole discretion, such Cash amount below $100 million as may be requested by the Debtors at least ten (10) days prior to the Effective Date.

195.        “Syndicate/SocGen Preferred Shares Distribution” means (a) if the Syndicate/SocGen Cash Distribution shall be $100 million in Cash, 12,500,000 shares of New Preferred Stock or (b) if the Syndicate/SocGen Cash Distribution shall be an amount less than $100 million in Cash, 12,500,000 shares of New Preferred Stock plus $111 principal amount of New Preferred Stock for every $100 in Cash by which the Syndicate/SocGen Cash Distribution is reduced below $100 million.

196.        “Taxpayer Identification Request Form” means, in the case of a domestic person or entity, an IRS Form W-9 and in the case of a foreign person or entity an IRS Form W-8.

197.        “Unimpaired” means, with respect to a Claim, any Claim that is not Impaired.

198.        “U.S. Pension Plans” means the following six single-employer defined benefit plans insured by the PBGC and covered by Title IV of ERISA, 29 U.S.C. §§1301-1461: (1) Quebecor World Pension Plan; (2) Quebecor World Kingsport Inc. Pension Plan for Hourly Bargaining Unit Employees; (3) Quebecor World Printing Buffalo Inc. Retirement Plan for Hourly Employees; (4) Pension Plan for Hourly Employees of Salem Gravure Division of Quebecor World (USA) Inc.; (5) Quebecor World Baird-Ward Inc. Retirement Plan; and (6) Quebecor World Mt. Morris II Inc. Employees’ Pension Plan.

199.        “Voting Deadline” means June 18, 2009, at 5:00 p.m. prevailing Eastern time.

200.        “Warrant Bundle” means one (1) Series I Barrier Warrant and one (1) Series II Barrier Warrant.

C.            Rules of Interpretation

For purposes of the Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter; (c) any reference in the Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented; (d) any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns; (e) all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (f) the words “herein,” “hereunder,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

This Plan is the product of extensive discussions and negotiations between and among the Debtors, the Creditors’ Committee, the Ad Hoc Group of Noteholders, the Syndicate Committee and certain other creditors and constituencies.  Each of the foregoing was represented by counsel, who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto.  Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provision of the Plan, the Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

D.            Computation of Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.             References to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.             Exhibits

All Exhibits are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date, except as otherwise set forth herein.  After the Exhibit Filing Date, copies of Exhibits may be obtained upon written request to Donlin Recano & Company, Inc. (Attn.: Voting And Distributions Dept.), 419 Park Avenue South, Suite 1206 New York, New York 10016, or by downloading such exhibits from the Debtors’ informational website at http://www.qwusadocket.com.  To the extent any Exhibit is inconsistent with the terms of the Plan and unless otherwise provided for in the Confirmation Order, the terms of the Exhibit shall control as to the transactions contemplated thereby and the terms of the Plan shall control as to any Plan provision that may be required under the Exhibit.

ARTICLE II

ADMINISTRATIVE EXPENSES AND
PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, 503(b)(9)/Reclamation Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III.

2.1              Administrative Claims.  Subject to the provisions of Article IX of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when an Administrative Claim becomes an Allowed Administrative Claim or (b) the date when an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, or in either case, such other date as the holder of such Allowed Administrative Claim and the applicable Reorganized Debtor may agree, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other less favorable treatment which the Debtors (or the Reorganized Debtors) and the holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and Allowed Administrative Claims arising under contracts assumed during the Chapter 11 Cases prior to the Effective Date shall be paid by the Debtors or the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto; provided, however, that (i) any cure payments associated with the assumed executory contracts and unexpired leases shall be paid in accordance with Article 2.1(a) or Article 2.1(b), except as otherwise provided in Article VII, and (ii) the executory contracts and unexpired leases shall not have been rejected pursuant to Article 7.5 of the Plan; and provided further, that in no event shall a post-petition obligation that is contingent or disputed and subject to liquidation through pending or prospective litigation, including, but not limited to, alleged obligations arising from personal injury, property damage, products liability, consumer complaints, employment law (excluding claims arising under workers’ compensation law), secondary payor liability, or any other disputed legal or equitable claim based on tort, statute, contract, equity, or common law, be considered to be an obligation which is payable in the ordinary course of business.

2.2              503(b)(9)/Reclamation Claims.  Except as otherwise provided herein, and subject to the requirements of the Plan, on, or as soon as reasonably practicable after the later of (i) the Distribution Date or (ii) the Periodic Distribution Date immediately following the date on which a 503(b)(9)/Reclamation Claim becomes an Allowed 503(b)(9)/Reclamation Claim, or in either case, such other date as the holder of such Allowed 503(b)(9)/Reclamation Claim and the applicable Reorganized Debtor may agree, the holder of such Allowed 503(b)(9)/Reclamation Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed 503(b)(9)/Reclamation Claim, (a) Cash equal to the unpaid portion of such Allowed 503(b)(9)/Reclamation Claim or (b) such other less favorable treatment as to which such holder and the Debtors or the Reorganized Debtors shall have agreed upon in writing.

2.3              Priority Tax Claims.  Commencing on the first Periodic Distribution Date occurring after the later of (a) the date a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors), such holder of an Allowed Priority Tax Claim shall be entitled to receive, on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claim, (i) Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in any other manner such that its Allowed Priority Tax Claims shall not be Impaired, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code, or (iii) such other treatment as to which the Reorganized Debtor and such holder shall have agreed upon in writing.  Clause (iii) of the preceding sentence shall not be construed to avoid the need for Bankruptcy Court approval of a Priority Tax Claim when such Bankruptcy Court approval is otherwise required by the Bankruptcy Code.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1              General Rules of Classification.

(a)          Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Interests in the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, 503(b)(9)/Reclamation Claims and Priority Tax Claims, as described above, have not been classified and are not entitled to vote on the Plan. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

(b)          The Debtors shall be treated as if they were consolidated solely for Plan voting, confirmation and distribution purposes as described in Article 6.2; provided, however, that if any Class of Impaired Claims votes to reject the Plan, the Debtors’ ability to confirm the Plan with respect to such rejecting Class pursuant to the cramdown standards of section 1129(b) of the Bankruptcy Code will be determined by reference to the treatment to which the holders of Claims in such Class would be entitled were (i) their Claims limited to the specific Debtor(s) and/or QWI that are liable for such Claims, and (ii) the Debtors and QWI not treated as consolidated for distribution and confirmation purposes.  This limited consolidation treatment is designed to consensually pool the assets and liabilities by the Debtors and QWI solely to implement the settlements and compromises reached by the primary constituencies in the Chapter

11 Cases and the Canadian Proceedings, including the Debtors, QWI, the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

3.2              Classification of Claims and Interests.

Class	Claims
1	Syndicate Claims/SocGen Claims
2	Secured Claims
3	General Unsecured Claims against the Operating Debtors
4	Senior Notes Claims and General Unsecured Claims against the Nonoperating Debtors
5	Convenience Claims
6	Intercompany Claims
7	Debtor Interests

3.3              Impaired Classes of Claims and Interests.  The following Classes of Claims and Interests are Impaired by the Plan:

Class 1	Syndicate Claims/SocGen Claims
Class 3	General Unsecured Claims against the Operating Debtors
Class 4	Senior Notes Claims and General Unsecured Claims against the Nonoperating Debtors
Class 5	Convenience Claims
Class 6	Intercompany Claims

3.4              Classes of Claims that are Unimpaired.  The following Classes of Claims and Interests are Unimpaired by the Plan:

Class 2	Secured Claims
Class 7	Debtor Interests

3.5              Special Provisions Regarding the Treatment of Allowed Secondary Liability Claims; Maximum Recovery.  Consistent with the intent to provide a single recovery in respect of all Claims filed against one or more of the Debtors and/or QWI, the classification and treatment of Allowed Claims under the Plan (subject to Article 5.5 of the Plan) shall take into consideration and shall be deemed to be in full satisfaction, release and discharge of, and in exchange for, all Allowed Claims and all Allowed Secondary Liability Claims related to such Allowed Claims, whether filed in the Chapter 11 Cases, the Canadian Proceedings or both, such that on the Effective Date, Allowed Secondary Liability Claims will be treated as follows:

(a)          The Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any executory contract or unexpired lease that is being assumed or deemed assumed by another Debtor, Reorganized Debtor, QWI or Reorganized QWI or under any executory contract or unexpired lease that is being assumed by and assigned to another Debtor, Reorganized Debtor, QWI or Reorganized QWI will be Reinstated and the non-Debtor counterparty shall be deemed to have adequate assurance of future performance under the applicable executory contract or unexpired lease.

(b)          Except as provided in Article 3.5(a), holders of Allowed Secondary Liability Claims against any Debtor or QWI will be entitled to only one distribution in respect of the primary and secondary liabilities related to the underlying Allowed Claim to which such Allowed Secondary Liability Claim relates and will be deemed satisfied in full by the distributions on account of the related underlying Allowed Claim. Notwithstanding the existence of a Secondary Liability Claim, no multiple recovery on account of any Allowed Claim against any Debtor or QWI will be provided or permitted except to the limited extent provided under Article 5.5 of the Plan, if applicable.  Any Intercompany Claim that constitutes a Secondary Liability Claim for indemnification, contribution or subrogation that any Debtor may have in respect of any obligation that is the basis of a Claim shall be deemed to be without any value and shall be released and cancelled as of the Effective Date.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

4.1              Class 1 (Syndicate Claims/SocGen Claims).  Each holder of an Allowed Syndicate Claim and an Allowed SocGen Claim, respectively, shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, on the Effective Date, such holder’s Pro Rata share of the Class 1 Recovery, subject to the following:

(a)          Effective as of the Effective Date, the Syndicate Claims other than the BNPP F/X Claim (as defined below), and the respective secured and unsecured portions of such Syndicate Claims, shall be finally Allowed in an aggregate amount equal to $725,538,481.44.  An additional Syndicate Claim asserted by BNPP with respect to certain foreign exchange transactions, as more fully set forth in the proofs of claim filed by BNPP in the Chapter 11 Cases (the “BNPP F/X Claim”), shall, to the extent that an objection is timely filed with respect thereto, constitute a Disputed Claim, and the portion of the Class 1 Recovery on account thereof shall be held in the Distribution Reserve pending final resolution of all objections to the BNPP F/X Claim.  Each holder of an Allowed Syndicate Claim (including, to the extent finally Allowed, the BNPP F/X Claim) shall receive its Pro Rata share of (i) the Class 1 Recovery, as reduced by such holder’s Pro Rata contribution on account of the Syndicate Private Notes Contribution (after giving effect to the Syndicate Compromise); provided, however, that notwithstanding anything in this Plan to the contrary, in consideration of the settlement provided for in the Syndicate Compromise, the New Common Stock and Warrant Bundles that comprise the Syndicate Compromise Amount (and that would otherwise have been distributed to the holders of Allowed Syndicate Claims) will be distributed, upon the Effective Date, to the holders of Class 4 Claims in accordance with the treatment provided for such holders pursuant to Article 4.4 of the Plan, and (ii) the Syndicate Litigation Trust Recovery.  Notwithstanding the treatment of the Debtors and QWI as if they were consolidated for voting, confirmation and distribution purposes, the Syndicate Claims (including, to the extent finally Allowed, the BNPP F/X Claim) will be finally Allowed against each of the applicable Debtor obligors under the Syndicate Agreement and QWI (as provided in the Canadian Plan) as of Effective Date but shall only be entitled to the single recovery provided for herein and in the Canadian Plan.  After giving effect to the Syndicate Compromise but prior to giving effect to the Syndicate Private Notes Contribution, the holders of Allowed Syndicate Claims shall receive on the Effective Date a total Class 1 Recovery of (i) 47,155,754 shares of New Common Stock; (ii) the portion of the Syndicate/SocGen Cash Distribution allocable to the holders of Class 1 Claims constituting Syndicate Claims, except as reduced to the extent permitted under the definition of “Syndicate/SocGen Cash Distribution;” and (iii) the portion of the minimum of 12,500,000 shares of New Preferred Stock allocable to the holders of Class 1 Claims constituting Syndicate Claims, subject to increase to the extent permitted under the definition of “Syndicate/SocGen Preferred Shares Distribution” up to the portion of the maximum of 26,375,000 shares of New Preferred Stock allocable to the holders of Class 1 Claims constituting Syndicate Claims.

(b)          The SocGen Claims shall be deemed Disputed Claims as of the Effective Date for all purposes (except for voting to accept or reject the Plan), including with respect to the right of any holder of a SocGen Claim to receive any distribution on account of the Class 1 Recovery, which recovery shall be withheld in full until resolution of the SocGen Adversary Proceeding, with the Class 1 Reserve to be segregated and held in reserve by the Debtors or Reorganized Debtors pending entry of a Final Order by the Bankruptcy Court with respect to the SocGen Adversary Proceeding, whereupon the Class 1 Reserve shall be allocated and distributed among the holders of the Allowed SocGen Claims and the holders of the Allowed Class 4 Claims as the Bankruptcy Court shall determine, with any such amounts allocated on account of the Allowed SocGen Claims and the Allowed Class 4 Claims to be distributed among such holders of such Claims on a Pro Rata basis and within each such Class as determined by the Bankruptcy Court.  In connection with any such distribution of the Class 1 Reserve to the holders of the Allowed SocGen Claims and the Allowed Class 4 Claims, any proceeds of the Syndicate/SocGen Cash Distribution and the Syndicate/SocGen Preferred Shares Distribution then constituting a portion of the Class 1 Reserve distributable to the holders of Allowed Class 4 Claims shall be converted to additional New Common Stock as set forth on Exhibit 4.1 to the Plan immediately prior to their distribution in accordance with the terms of the Plan and the Canadian Plan.

4.2              Class 2 (Secured Claims).  Each holder of an Allowed Secured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for, such Allowed Secured Claim, at the sole option of the Debtors or Reorganized Debtors: (i) Cash equal to the value of its Allowed Secured Claim; (ii) the return of the holder’s collateral securing the Secured Claim; (iii) Reinstatement of such holder’s security interest or lien; or (iv) such other less favorable treatment to which the Debtors or Reorganized Debtors and such holder shall have agreed upon in writing.   Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all valid, enforceable, and perfected prepetition liens on property of the Debtors held by or on behalf of holders of Secured Claims with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders of Secured Claims and/or applicable law until, as to each such holder of a Secured Claim, such time as (A) the holder of the Secured Claim: (i) has been paid Cash equal to the value of its Allowed Secured Claim; (ii) has received a return of the collateral securing the Allowed Secured Claim; (iii) has had the lien or security interest securing the Allowed Secured Claim Reinstated; or (iv) has agreed in writing with the Debtors or Reorganized Debtors such other less favorable treatment; or (B) such purported lien or security interest has been determined by an order of the Bankruptcy Court to be invalid or otherwise avoidable.  Notwithstanding the foregoing, any Claim arising as a result of a tax lien that would otherwise be an Allowed Secured Claim shall be paid in accordance with Article 2.3 of the Plan.

4.3              Class 3 (General Unsecured Claims against the Operating Debtors).  Each holder of an Allowed General Unsecured Claim against any of the Operating Debtors shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, on the Effective Date, a principal amount of New Unsecured Notes equal to 50% of such holder’s Allowed Claim; provided, however, that if the aggregate Allowed Class 3 Claims exceed $150 million, each holder of an Allowed Class 3 Claim shall receive such holder’s Pro Rata portion of $75 million in principal amount of New Unsecured Notes.

4.4              Class 4 (Senior Notes Claims and General Unsecured Claims against the Nonoperating Debtors).  The Senior Notes Claims, as filed by the applicable Indenture Trustees, shall be deemed Allowed, as of the Effective Date, in an amount equal to the unpaid principal and interest accrued as of the Petition Date, all as set forth on Exhibit 4.4, and all other Claims, except for Servicer Fee Claims, arising from the Senior Notes Claims shall be deemed Disallowed.  Each holder of an Allowed Senior Notes Claim and Allowed General Unsecured Claim against any of the Nonoperating Debtors shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, (i) such holder’s Allocable Share of the Class 4 Securities Distribution, subject to such holder’s contribution of its Allocable Share of the Class 4 Private Notes Contribution to the Private Notes Reserve, and, with respect to holders of Allowed Senior Notes Claims, subject to such further reallocation of recovery distributable to such holders as they may otherwise agree and certify to the Debtors, and (ii) such holder’s

Allocable Share of any Class 4 Litigation Trust Recovery, in each case, together with any other amounts allocated on account of the Allowed Class 4 Claims pursuant to Article 4.1(b) of the Plan.

4.5              Class 5 (Convenience Claims).  On the Effective Date, each holder of an Allowed Convenience Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, Cash equal to such holder’s Allowed Convenience Claim (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Article I.B.60).

4.6              Class 6 (Intercompany Claims).  Except as otherwise contemplated by the Restructuring Transactions, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany Executory Contract or Intercompany Unexpired Lease, shall either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion shall be eliminated and the holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion under the Plan; provided, however, that the Intercompany Creditor shall receive new indebtedness representing a recovery consistent with that to be received by holders of Allowed Class 3 Claims and having terms and conditions reasonably satisfactory to the Creditors’ Committee, the Syndicate Agreement Agent and the Ad Hoc Group of Noteholders, which new indebtedness shall be issued up to the extent of available value.

4.7              Class 7 (Debtor Interests).  On the Effective Date, except as otherwise contemplated by the Restructuring Transactions, the Debtor Interests shall be Reinstated.

ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN

5.1              Impaired Classes of Claims Entitled to Vote.  Except as otherwise provided in order(s) of the Bankruptcy Court pertaining to solicitation of votes on the Plan and Article 5.2 of the Plan, holders of Claims in each Impaired Class are entitled to vote in their respective classes as a class to accept or reject the Plan.

5.2              Classes Deemed to Accept the Plan.  Class 2 (Secured Claims) and Class 7 (Debtor Interests) are Unimpaired under the Plan.  Therefore, such Classes are conclusively presumed to have accepted the Plan.  Class 6 (Intercompany Claims) is impaired but deemed to accept the Plan.  The votes of holders of Claims and Interests in such Classes shall not be solicited.

5.3              Acceptance by Impaired Classes.  Classes 1, 3, 4 and 5 are Impaired and entitled to vote under the Plan.  Pursuant to section 1126(c) of the Bankruptcy Code, and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Plan is accepted by the holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

5.4              Classes Deemed to Reject the Plan.  Since each Class is entitled to receive a distribution under the Plan, there are no classes that, pursuant to section 1126(g) of the Bankruptcy Code, will be conclusively presumed to have rejected the Plan.

5.5              Confirmation without Acceptance by All Impaired Classes.   The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that has not accepted or is deemed not to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code.  If any Class of Impaired Claims votes to reject the Plan, the Debtors’ ability to confirm the Plan with respect to such rejecting Class pursuant to the cramdown standards of section 1129(b) of the Bankruptcy Code shall be determined as if the Debtors and QWI have not been treated as if consolidated for voting, distribution or confirmation purposes, with all Claims (including Intercompany Claims) against each Debtor and QWI and all Interests in each Debtor treated as separate and distinct Claims or Interests against or in such Debtor or QWI, as applicable (in each case, entitled to a separate recovery with respect to each such Debtor or QWI, as applicable) but not as Claims against any other Debtor not otherwise liable on account of such Claims or as Interests in any other Debtor or QWI, as applicable.  Without limiting the generality of the foregoing, pursuant to the Syndicate Compromise set forth in this Plan, and solely for purposes of applying the cramdown standards of section 1129(b) of the Bankruptcy Code, the Syndicate Claims shall be deemed Allowed in full against each of the Debtors guaranteeing the obligations under the Syndicate Agreement and QWI, and the Intercompany Claims against each Debtor or QWI shall be Allowed in full against each of the applicable Debtor(s) and/or QWI.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1                                         Continued Corporate Existence.  Subject to the Restructuring Transactions, each of the Debtors and QWI shall continue to exist after the Effective Date as a separate entity, with all the powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Debtor or QWI is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended and restated or reorganized by the Plan or the Canadian Plan, as applicable, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date.  There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases.  The continued existence, operation, and ownership of such non-Debtor Affiliates is a component of the Debtors’ businesses, and, as set forth in Article 10.1 of the Plan but subject to the Restructuring Transactions, all of the Debtors’ equity interests and other property interests in such non-Debtor Affiliates shall revest in the applicable Reorganized Debtor or its successor on the Effective Date.

6.2                                         Limited Consolidation for Voting, Confirmation and Distribution Purposes.

(a)                              Pursuant to the Confirmation Order, and subject to the provisions of Article 5.5 of the Plan, the Bankruptcy Court shall approve the Debtors’ election to treat the Estates as if they were consolidated solely for the purpose of voting, confirmation (subject to Article 5.5 of the Plan) and distributions to be made under the Plan and under the Canadian Plan. Accordingly, for purposes of implementing the Plan, pursuant to such order: (1) all assets and liabilities of the Debtors and QWI shall be treated as if they are pooled; and (2) with respect to any guarantees by one Debtor or QWI of the obligations of any other Debtor or QWI, and with respect to any joint or several liability of any Debtor or QWI with any other Debtor or QWI, the holder of any Claims for such obligations will receive a single recovery on account of any such joint obligations of the Debtors and/or QWI, in each case except to the extent otherwise provided in Article 5.5 of the Plan.

(b)                              Such election to treat the Estates as if they were consolidated solely for the purpose of implementing the Plan shall not affect: (1) the legal and corporate structures of the Debtors, subject to the right of the Debtors to effect the Restructuring Transactions; (2) pre- and post-Effective

Date guarantees, liens and security interests that are required to be maintained (a) in connection with contracts or leases that were entered into during the Chapter 11 Cases or executory contracts and unexpired leases that have been or will be assumed or (b) pursuant to the Plan; (3) Interests between and among the Debtors; (4) distributions from any insurance policies or proceeds of such policies; (5) preservation of the separate Estates for purposes of confirmation to the extent provided in Article 5.5 of the Plan and (6) the revesting of assets in the separate Reorganized Debtors pursuant to Article 10.1 of the Plan.  In addition, such election to treat the Estates as consolidated for the purpose of implementing the Plan will not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code, except to the extent otherwise expressly waived by the Debtors.

(c)                              The Plan serves as a motion seeking entry of an order allowing the Debtors to treat the Estates as if consolidated solely for purposes of voting, confirmation and distributions under the Plan (subject to the provisions of Article 5.5 of the Plan), and to that end, pooling the assets and liabilities of the Debtors and QWI solely for the purposes of implementing the Plan, as described and to the limited extent set forth in Article 6.2(a) and (b) of the Plan.  Unless an objection to such election is made in writing by any creditor affected by the Plan, filed with the Bankruptcy Court and served on the parties listed in Article 13.8 of the Plan on or before five days before either the Voting Deadline or such other date as may be fixed by the Bankruptcy Court, such order (which may be the Confirmation Order) may be entered by the Bankruptcy Court.  In the event any such objections are timely filed, a hearing with respect thereto will occur at or before the Confirmation Hearing.  Notwithstanding anything to the contrary in the Plan, nothing therein shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee in accordance with 28 U.S.C. §1930.

(d)                              In the event that the Bankruptcy Court does not approve the Debtors’ election to treat the Estates as if they are consolidated solely for voting, confirmation (subject to Article 5.5 of the Plan) and distribution purposes, (a) the Plan shall be treated as a separate plan of reorganization for each Debtor, and (b) the Debtors shall not be required to re-solicit votes with respect to the Plan.

6.3                                         Restructuring Transactions.  On or following the Confirmation Date, the Debtors and QWI or the Reorganized Debtors and Reorganized QWI, as the case may be, shall take such actions as may be necessary or appropriate to effect the relevant Restructuring Transactions as set forth in the Restructuring Transactions Notice, including, but not limited to, all of the transactions described in the Plan.  Such actions may include without limitation: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guaranty, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors, QWI, the Reorganized Debtors and Reorganized QWI determine are necessary or appropriate in connection with the relevant Restructuring Transactions, including, without limitation, the making of appropriate filings and/or recordings in respect of such Restructuring Transactions.  The form of each Restructuring Transaction shall be determined by the boards of directors of a Debtor, QWI, Reorganized Debtor or Reorganized QWI party to any Restructuring Transaction.  In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger shall cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor, Reorganized QWI or affiliate of any of the Debtors organized as part of the Restructuring Transactions shall assume and perform the obligations of each merged Debtor under the Plan.  In the event a Reorganized Debtor is liquidated, the Reorganized Debtor(s) and/or Reorganized QWI which owned the equity interests of such liquidating Debtor prior to such liquidation shall assume and perform the obligations of such liquidating Debtor.  Implementation of the Restructuring Transactions shall not affect the distributions under the Plan.

6.4                                         Corporate Governance.

(a)                              Articles of Reorganization of Reorganized QWI.  The Articles of Reorganization of Reorganized QWI, attached hereto as Exhibit 6.4(a), which shall be in form and substance reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, shall be adopted and amended as may be required so that they are consistent with the provisions of the Plan, the Canadian Plan, the CBCA and the Bankruptcy Code.  Pursuant to the CCAA and the CBCA, the Articles of Reorganization of Reorganized QWI shall be approved by the Canadian Court pursuant to the Sanction Order.  The Articles of Reorganization of Reorganized QWI shall, among other things, authorize the issuance of an unlimited number of shares of New Common Stock and such number of shares of New Preferred Stock as are specified therein.

(b)                              Certificates of Incorporation and Bylaws of the Debtors.  Each Debtor will amend its certificate of incorporation, charter, bylaws, or applicable organizational document to be consistent with the Plan and otherwise to comply with section 1123(a)(6) of the Bankruptcy Code.

(c)                              Change of Corporate Name.  On the Effective Date, in connection with the filing of the Articles of Reorganization of Reorganized QWI and the amendment of the certificate of incorporation or other organizational documents of each Reorganized Debtor that shall survive the Restructuring Transactions, each of Reorganized QWI and such Reorganized Debtor shall change its name to delete reference to the word “Quebecor,” or any deceptively similar names.  No later than the date of the Confirmation Hearing, the Debtors shall file with the Court the new names to be adopted by Reorganized QWI and the Reorganized Debtors intended to survive the Restructuring Transactions.  Thereafter, commencing on the Effective Date, Reorganized QWI and such Reorganized Debtors shall transition and phase out and cease the use of their prior corporate names and any names, trademarks, trade names or logos bearing the name “Quebecor” or any similar names or variations or derivations thereof or any names, trademarks, trade names or logos that are deceptively similar to “Quebecor”; provided, however, that (a) the restrictions of this Article 6.4(c) shall not be applicable for a 90-day period of transition commencing on the Confirmation Date to allow for the sale of inventory existing at or around the Confirmation Date and to use any labeling, letterhead, packaging, shipping, billing and other processes that use the name “Quebecor” and any names, trademarks, trade names or logos bearing the name “Quebecor”; (b) Reorganized QWI and the Reorganized Debtors shall have until the first anniversary of the Effective Date to replace all signage on each of their buildings and facilities that use the “Quebecor” name, which replacement shall be done first with respect to all buildings and facilities in Canada and thereafter in the United States and Latin America and (c) the Debtors and the Reorganized Debtors shall not be required to change the case names of the Chapter 11 Cases.

6.5                                         Directors and Officers.

(a)                              Board of Directors of Reorganized QWI.  The initial Board of Directors of Reorganized QWI as of the Effective Date shall be determined by a search committee through a search process designed to obtain board participation from independent, respected individuals having the experience, reputation, contacts and skills which are relevant to the success of Quebecor World’s business.  The search process will be undertaken by a search committee composed of four (4) representatives of the Syndicate Committee, two (2) representatives of the Ad Hoc Group of Noteholders and one (1) representative of the Creditors’ Committee.  The Board nominees selected by the search committee shall be appointed to the Board of Directors of Reorganized QWI pursuant to the Sanction Order.

(b)                              Officers of Reorganized QWI.  Unless otherwise provided in the Canadian Plan or the Debtors’ disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, the officers of QWI shall continue to serve in their current capacities after the Effective Date. Each such officer shall serve from and after the Effective Date pursuant to the terms of the articles of reorganization of Reorganized QWI, other constituent documents, and applicable corporation law. The identities and affiliations of any Person proposed to serve as an officer or director of Reorganized QWI shall have been disclosed at or before the Confirmation Hearing.

(c)                              Directors and Officers of the Reorganized Debtors.  Unless otherwise provided in the Debtors’ disclosure pursuant to section 1129(a)(5) of the Bankruptcy Code, the officers and directors of each of the Debtors shall continue to serve in their current capacities after the Effective Date. The classification and composition of the boards of directors of the Reorganized Debtors shall be consistent with their respective new certificates of incorporation and bylaws or other organizational documents. Each such director or officer shall serve from and after the Effective Date pursuant to the terms of such new certificate of incorporation, bylaws, other organizational documents, and applicable state corporation law. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of any Person proposed to serve as an officer or director of the Reorganized Debtors shall have been disclosed at or before the Confirmation Hearing.

6.6                                         Sources of Cash for Plan Distributions.  Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan and for Reorganized QWI to make payments pursuant to the Canadian Plan shall be obtained from the Exit Financing Arrangements, existing Cash balances, and the operations of the Debtors, QWI, the Reorganized Debtors and Reorganized QWI.

6.7                                         Establishment of Cash Reserve.  On the Effective Date, the Debtors shall fund the Cash Reserve in such amounts agreed upon by the Debtors, the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent (or as otherwise determined by the Bankruptcy Court), to be necessary to make the required future payments with respect to Administrative Claims, 503(b)(9)/Reclamation Claims, Priority Tax Claims, and as otherwise provided by the Plan.

6.8                                         Post-Effective Date Financing.  On the Effective Date, the Reorganized Debtors and Reorganized QWI shall enter into and perform and receive the proceeds of the Exit Financing Arrangements in an aggregate amount of up to approximately $750 million, which are expected to include an asset-backed revolving credit facility in an aggregate principal amount of approximately $350 million to $450 million and a term loan in an aggregate principal amount of approximately $300 million to $400 million, the terms of which are described in the exit financing term sheet attached hereto as Exhibit 6.8, as such term sheet may be amended, modified, or supplemented, to repay the DIP Facility Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations.  The Reorganized Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Exit Financing Arrangements provided that such term sheet (and any modifications made thereto) and such documents are in form and substance reasonably acceptable to each of the Creditors’ Committee, Syndicate Agreement Agent and the Ad Hoc Group of Noteholders.

6.9                                         Issuance of New Securities.

(a)                              New Common Stock.  On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized QWI shall authorize and issue a total number of shares of New Common Stock necessary to satisfy obligations on account of Claims under the Plan and the Canadian Plan.  The issuance of the New Common Stock shall be exempt from registration under applicable U.S.

securities laws pursuant to section 1145(a) of the Bankruptcy Code and exempt from the prospectus and dealer registration requirements under applicable Canadian securities laws, regulations and rules.

(b)                              New Preferred Stock.  On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized QWI shall authorize and issue a total number of shares of New Preferred Stock necessary to satisfy obligations on account of Claims under the Plan and the Canadian Plan.  The issuance of the New Preferred Stock shall be exempt from registration under applicable U.S. securities laws pursuant to section 1145(a) of the Bankruptcy Code and exempt from the prospectus and dealer registration requirements under applicable Canadian securities laws, regulations and rules.

(c)                              New Warrants.  On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized QWI shall authorize and issue a total number of New Warrants necessary to satisfy obligations on account of Claims under the Plan and the Canadian Plan.  The issuance of the New Warrants and the New Common Stock underlying the New Warrants shall be exempt from registration under applicable U.S. securities laws pursuant to section 1145(a) of the Bankruptcy Code and exempt from the prospectus and dealer registration requirements under applicable Canadian securities laws, regulations and rules.

(d)                              New Unsecured Notes. On the Effective Date, or as soon as reasonably practicable thereafter, Reorganized QWCC shall authorize, and no later than the Distribution Date, shall issue and deliver the aggregate principal amount of New Unsecured Notes necessary to satisfy obligations on account of Claims under the Plan. The issuance of the New Unsecured Notes shall be exempt from registration under applicable U.S. securities laws pursuant to section 1145(a) of the Bankruptcy Code and exempt from the prospectus and dealer registration requirements under applicable Canadian securities laws, regulations and rules.

(e)                              Listing on the Toronto Stock Exchange.  Provided that each of the classes or series of New Equity Securities shall comply with the Toronto Stock Exchange’s listing requirements, or the Toronto Stock Exchange otherwise permits in writing the listing of each such class or series of New Equity Securities, on the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors shall cause QWI or Reorganized QWI to use its reasonable best efforts to list and maintain the listing of the New Common Stock (including New Common Stock issuable upon any exercise of New Warrants or conversion of New Preferred Stock), New Preferred Stock and New Warrants on the Toronto Stock Exchange.

(f)                                Registration Rights.  Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, Reorganized QWI and the Reorganized Debtors shall enter into a Registration Rights Agreement, substantially in the form of, or having material terms as set forth on, Exhibit 6.9(f) attached hereto, with each holder of Claims that would be an “underwriter” of Reorganized QWI within the meaning of section 2(11) of the Securities Act and/or any corresponding section(s) under Canadian securities laws.

(g)                             Section 1145 Exemption.  To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the New Common Stock, New Preferred Stock, New Warrants and New Unsecured Notes under the Plan will be exempt from registration under the Securities Act and all rules and regulations promulgated thereunder.

(h)                             Issuance and Distribution of New Securities.  The New Common Stock, New Preferred Stock and New Warrants, when issued and distributed as provided in the Plan and the Canadian Plan, will be duly authorized, validly issued, and not subject to any preemptive rights.  In addition, the New Common Stock and the New Preferred Stock will be issued as fully paid and non-

assessable shares.  Each distribution and issuance under the Plan shall be governed by the terms and conditions set forth in the Plan and the Canadian Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each person or entity receiving such distribution or issuance.

6.10                        Cancellation of Senior Notes and Agreements.  On the Effective Date, except as otherwise specifically provided for herein or as otherwise required in connection with any Cure, (a) the Senior Notes and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under the Plan, shall be cancelled; provided, however, that except as contemplated by the Restructuring Transactions, Interests in the Debtors shall not be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Senior Notes, and any other note, bond, debenture, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under the Plan, as the case may be, shall be released and discharged; provided further, that any indenture or other agreement (including the Senior Notes indentures and the Syndicate Agreement) that governs the rights of a holder of a Claim and that is administered by an indenture trustee (including the Senior Notes Indenture Trustee), agent (including the Syndicate Agreement Agent and the Syndicate Agreement Collateral Agent), or other servicer (each hereinafter referred to as a “Servicer”) shall continue in effect solely for purposes of (x) allowing such Servicer to make the distributions on account of such Claims under the Plan as provided in Article VIII of the Plan and (y) permitting such Servicer to maintain any rights or liens it may have for fees, costs, expenses, indemnities or other amounts under such indenture or other agreement; provided further, that the preceding proviso shall not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, the Plan or the Canadian Plan, or result in any expense or liability to the Reorganized Debtors.  The Reorganized Debtors shall not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses incurred on and after the Effective Date of the Plan except as expressly provided in Article 8.7 hereof; provided, however, that nothing herein shall preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such indenture or other agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.

6.11                                  Litigation Trust.

(a)                              Establishment of the Litigation Trust.  The Litigation Trust shall be established for pursuit of the Contributed Claims and shall become effective on the Effective Date as summarized below and in accordance with the terms and conditions set forth in more detail in the Litigation Trust Agreement attached hereto as Exhibit 6.11(a).  The Litigation Trust shall be administered by a Litigation Trustee, who shall be acceptable to the Creditors’ Committee, the Ad Hoc Committee of Noteholders and the Syndicate Agreement Agent, and shall be identified no later than the Exhibit Filing Date and approved by the Bankruptcy Court at the Confirmation Hearing.

(b)                              Transfer of Assets.  The transfer of the Contributed Claims to the Litigation Trust shall be made, as provided herein, for the benefit of the Litigation Trust Beneficiaries as set forth herein.  On the Effective Date, the Contributed Claims shall be transferred to the Litigation Trust in exchange for Litigation Trust Interests for the benefit of the Litigation Trust Beneficiaries.  Upon transfer of the Contributed Claims to the Litigation Trust, QWI, the Debtors and Reorganized QWI and

the Reorganized Debtors shall have no interest in or with respect to the Contributed Claims or the Litigation Trust Interests.

(c)                              Trust Distributions.  All Contributed Claims Recoveries will be distributed among the Litigation Trust Beneficiaries as provided for under the Plan and otherwise as set forth in the Litigation Trust Agreement.  To the extent deemed “securities,” the issuance of the Litigation Trust Interests to the Litigation Trust Beneficiaries shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

(d)                              Management of the Litigation Trust.  The Litigation Trust shall be managed and operated by the Litigation Trustee.  A Governing Board composed of seven (7) members shall have certain approval rights on key issues relating to the operation and management of the Litigation Trust as set forth in the Litigation Trust Agreement.  The Governing Board shall be comprised of four (4) members selected by the Ad Hoc Group of Noteholders, two (2) members selected by the Syndicate Agreement Agent and one (1) member selected by the Creditors’ Committee.  The Litigation Trust Agreement shall provide, among other things, that significant decisions with respect to (i) any material settlement, dismissal (with or without prejudice) or other resolution of the Private Notes Adversary Proceeding, or (ii) any appeal of any judgments or orders dismissing any Claims, shall in each case require the agreement of not less than 75% of those members of the Governing Board voting on such decision.

(e)                              Funding the Litigation Trust.  As provided in the Canadian Plan, the Litigation Trust will be funded by secured loans from Reorganized QWI in an aggregate amount not to exceed $5 million to be used by the Litigation Trust for the purposes of pursuing the Contributed Claims (collectively with interest thereon, the “Funding Loan”).  The Funding Loan shall be repaid in full from the Litigation Trust from the proceeds of any litigation recoveries, before any funds are distributed to the Litigation Trust Beneficiaries.  No further amounts shall be paid or payable by Reorganized QWI or any of the Reorganized Debtors to the Litigation Trust for any purpose whatsoever and the source of funds and repayment thereof for any additional contributions required by the Litigation Trust shall be determined by the Litigation Trustee in consultation with the Governing Board.  The Funding Loan shall be non-recourse, and any failure or inability of the Litigation Trust to obtain funding will not affect the consummation of the Plan.  Reorganized QWI shall have a first priority perfected security interest in all of the Litigation Trust’s assets and property to secure repayment of the Funding Loan.

(f)                                Distributions by the Litigation Trust.  After repayment in full of the Funding Loan in accordance with the provisions of the Litigation Trust Agreement relating thereto, any Contributed Claims Recoveries will be distributed by the Litigation Trustee to the Litigation Trust Beneficiaries as set forth in the Plan.

(g)                             Duration of the Litigation Trust.  The Litigation Trust shall have an initial term of five (5) years, provided that if reasonably necessary to realize maximum value with respect to the assets in the Litigation Trust and following Bankruptcy Court approval, the term of the Litigation Trust may be extended for one or more one (1) year terms.  The Litigation Trust may be terminated earlier than its scheduled termination if (i) the Bankruptcy Court has entered a Final Order closing all of or the last of the Chapter 11 Cases pursuant to section 350(a) of the Bankruptcy Code; and (ii) the Litigation Trustee has administered all assets of the Litigation Trust and performed all other duties required by the Plan and the Litigation Trust Agreement.

(h)                             Certain Federal Income Tax Matters.

(i)                                For U.S. federal income tax purposes, QWI, the Debtors, the Litigation Trustee and the Litigation Trust Beneficiaries will treat the transfer of assets to the Litigation Trust and issuance of Litigation Trust Interests as a transfer by the Debtors of the assets to the Litigation Trust Beneficiaries, followed by a transfer of such assets by the Litigation Trust Beneficiaries to the Litigation Trust in exchange for direct or indirect beneficial interests in the Litigation Trust.  For U.S. federal income tax purposes, the Litigation Trust will be treated as a grantor trust, and the Litigation Trust Beneficiaries will be treated as the grantors, deemed owners and beneficiaries of the Litigation Trust.

(ii)                             The Litigation Trustee, QWI and the Debtors will determine, in consultation with the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, the fair market value as of the Effective Date of all assets transferred to the Litigation Trust, which determination will be made in a reasonable manner, after consultation with members of the Governing Board, and such determined fair market value shall be used by QWI, the Debtors, the Litigation Trust, the Litigation Trustee and the Litigation Trust Beneficiaries for all U.S. federal income tax purposes.

(i)                                Private Notes Reserve.  The Private Notes Reserve shall be held in reserve by the Debtors or the Reorganized Debtors pending resolution of the Private Notes Adversary Proceeding by Final Order of the Bankruptcy Court, whereupon, to the extent that the holders of the Private Notes return any amounts to the Litigation Trust as to which they do not waive any resulting Claim, such holders of the Private Notes shall be deemed holders of Class 4 Claims entitled to participate in the treatment accorded holders of Class 4 Claims under Article 4.4 of the Plan, and, to that end, shall receive such shares of New Common Stock and Warrant Bundles held in the Private Notes Reserve to which they would be entitled as holders of Class 4 Claims, chargeable to each of the Syndicate Private Notes Contribution, the SocGen Private Notes Contribution and the Class 4 Private Notes Contribution, in accordance with the percentage in which the holders of Syndicate Claims, SocGen Claims and Class 4 Claims contributed to the Private Notes Contribution, with any remaining shares of New Common Stock and Warrant Bundles to be thereafter distributed to the respective holders of Syndicate Claims, SocGen Claims and the Class 4 Claims (other than the holders of the Private Notes) to the extent and in the proportion of their contribution to the Private Notes Reserve; provided, however, that to the extent that there shall not have been a Final Order terminating the SocGen Adversary Proceeding, any such shares otherwise distributable to the holders of the SocGen Claims shall be transferred to the Class 1 Reserve.  Exhibit 6.11(i) hereto sets forth the number of shares of New Common Stock and New Warrants comprising each of the Class 4 Private Notes Contribution, the SocGen Private Notes Contribution and the Syndicate Private Notes Contribution, which shall collectively make up the Private Notes Reserve as of the Effective Date.

6.12                                  Employee and Retiree Benefits.

(a)                              General.  Except with respect to any Rejected Employee Agreements, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs, and plans (collectively, “Employee Plans”) for, among other things, compensation (including bonus compensation), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity at any time; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued and unused vacation time arising prior to the Petition Date; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement that is not a Rejected

Employee Agreement will not entitle any Person to any benefit or alleged entitlement under any policy, program, or plan that has expired or been terminated before the Effective Date, or restore, reinstate, or revive any such benefit or alleged entitlement under any such policy, program, or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans.  The Reorganized Debtors may, without any need for further approval of the Bankruptcy Court, establish new Employee Plans effective on or after the Effective Date that provide persons who participated in the Rejected Employee Agreements with benefits of equal or lesser value than the benefits that would have been provided under the Rejected Employee Agreements subject to such persons irrevocably waiving and forfeiting any and all claims such persons have or may have in the Chapter 11 Cases in respect of the Rejected Employee Agreements.  Prior to the Effective Date, the Debtors will provide all Persons who were participants in the Rejected Employee Agreements with additional information relating to (a) any new Employee Plans and (b) how to waive and release Employee Claims under the Rejected Employee Agreements in order to become eligible for benefits under any new Employee Plans.   Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

(b)                              Rejected Employee Agreements. Any and all Rejected Employee Agreements shall be set forth on Exhibit 6.12(b), which shall be completed on or before the date of the Confirmation Hearing.  All persons holding or wishing to assert Employee Claims with respect to such Rejected Employee Agreements must file with the Bankruptcy Court and serve upon the Debtors a separate, completed, and executed proof of claim (substantially conforming to Form. No. 10 of the Official Bankruptcy Forms) no later than 30 days after the Effective Date.  All such Employee Claims not filed within such time shall be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property. Any Employee Claims arising out of the Rejected Employee Agreements on or after the Effective Date shall be disallowed in their entirety. The Debtors and the Reorganized Debtors may, without any need for further approval of the Bankruptcy Court, expunge and disallow any and all Employee Claims filed by Persons that elect to participate in the new Employee Plans, as set forth in Article 6.12(a).

(c)                              U.S. Pension Plans.  Notwithstanding anything to the contrary in Article 6.12(a) and (b), the U.S. Pension Plans shall not be modified or affected by any provision of the Plan and shall be continued after the Effective Date in accordance with their terms.  The Debtors or the Reorganized Debtors shall satisfy the minimum funding standards under 26 U.S.C. §§ 412, 430, and 29 U.S.C. § 1082, 1083 and be liable for the payment of PBGC premiums in accordance with 29 U.S.C. §§ 1306 and 1307 subject to any and all applicable rights and defenses of the Debtors, and administer the U.S. Pension Plans in accordance with the provisions of ERISA and the Internal Revenue Code.  In the event that the U.S. Pension Plans terminate after the Effective Date, the Reorganized Debtors and each of its controlled group members will be responsible for the liabilities imposed by Title IV of ERISA.

6.13                                  Preservation of Causes of Action.  In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan (including with respect to Contributed Claims), the Reorganized Debtors shall retain and may (but are not required to) enforce all Retained Actions and all other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code other than the Contributed Claims.  The Debtors or the Reorganized Debtors, as applicable, in their sole and absolute discretion, shall determine whether to bring, settle, release, compromise, or enforce any such Retained Actions other than Contributed Claims (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action (except with respect to the SocGen Adversary Proceeding).  The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action.

6.14                                  Reservation of Rights.  With respect to any Contributed Avoidance Actions and the SocGen Adversary Proceeding, the Debtors reserve all rights, including the right under section 502(d) of the Bankruptcy Code to use defensively such Contributed Avoidance Actions and the SocGen Adversary Proceeding, as applicable, as a ground to object to all or any part of a claim against any Estate asserted by a creditor which remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.

6.15                        Syndicate Compromise; Settlement of Syndicate Adversary Proceeding.  On, and effective as the Effective Date, the Syndicate Compromise Amount otherwise allocable to the holders of Allowed Syndicate Claims shall be instead distributed to the holders of Class 4 Claims in accordance with Article 4.1 of the Plan, in full satisfaction, settlement, release and discharge of all possible claims, actions, causes of actions, demands, and liabilities against the Syndicate Released Parties.  Upon the distribution of the Syndicate Compromise Amount to the holders of Class 4 Claims, (i) the Syndicate Adversary Proceeding shall be deemed withdrawn with prejudice, and the Creditors’ Committee shall take all actions necessary to promptly effect such withdrawal with prejudice, and (ii) each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, and, as provided in the Canadian Plan, QWI in its individual capacity and on behalf of its estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Syndicate Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim of any Syndicate Released Party or any other matter whatsoever, including, but not limited to, any claims or Causes of Action that have been or could have been asserted in the Syndicate Adversary Proceeding or that may otherwise relate to the Syndicate Agreement or any other Loan Document (as such term is defined in the Syndicate Agreement); provided, however, that notwithstanding anything herein to the contrary, any holders of SocGen Claims in their capacities as such shall not be deemed to be Syndicate Released Parties, and the foregoing release shall not constitute a release of the holders of SocGen Claims with respect to the SocGen Adversary Proceeding.  The Reorganized Debtors, Reorganized QWI, and any newly-formed entities that will be continuing the Debtors’ or QWI’s businesses after the Effective Date shall be bound, to the same extent the Debtors and QWI are bound, by the releases and discharges set forth above.

6.16                                  Exclusivity Period.  The Debtors, in consultation with the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

6.17                                  SocGen Adversary Proceeding and SocGen Disputed Claims.

(a)                              Funding.  Following the Effective Date, Reorganized Quebecor World shall provide funds necessary with respect to the continuation of the SocGen Adversary Proceeding as provided for in Article 13.6.

(b)                              Settlement.  The Debtors may, at any time prior to the Confirmation Date, enter into an agreement to settle or resolve the SocGen Adversary Proceeding (i) on the terms provided for the treatment of the SocGen Claims in the Restructuring Term Sheet, assuming SocGen failed to elect the SocGen Litigation Alternative, as defined and provided for therein or (ii) on such other terms as are acceptable to the Debtors and which do not alter any recoveries under the Plan other than those of SocGen and holders of Class 4 Claims; provided, however, that the terms and conditions of any such settlement under (i) or (ii) above are acceptable to the SocGen Litigation Steering Committee, and provided further that in all events the terms and conditions of any such settlement of the SocGen Adversary Proceeding are on terms no more favorable than the treatment accorded the Syndicate Claims pursuant to Article 4.1(a).  For the avoidance of doubt, any distribution provided to holders of Allowed SocGen Claims pursuant to any such settlement shall not consist of any consideration other than Cash, New Preferred Stock and New Common Stock, and any Cash or New Preferred Stock distributable to holders of Allowed SocGen Claims (per dollar of such Allowed Claims) shall not exceed the respective percentages of Cash and New Preferred Stock distributable to holders of Allowed Syndicate Claims (per dollar of such Allowed Claims).  The Debtors may propose modifications to the Plan at any time prior to the Confirmation Date, including with respect to the treatment of the SocGen Claims and the Class 4 Claims under Article IV of the Plan, in order to implement the resolution of the SocGen Adversary Proceeding and the terms of any settlement thereof under (i) or (ii) above; provided, however, that to the extent that any such modifications implicate the treatment and recovery of the holders of Class 4 Claims, such modifications to the Plan shall only be effective in the event and to the extent that the SocGen Litigation Steering Committee confirms on behalf of all holders of Class 4 Claims that voted to accept the Plan that all such holders of Class 4 Claims consent to such modification of the Plan and do not elect to change their acceptance of the Plan as a result of such modifications.  In this regard, any holder of a Class 4 Claim who votes to accept the Plan shall be deemed to have (1) irrevocably granted the SocGen Litigation Steering Committee the authority to consent on behalf of such holder to any modifications to the Plan as are necessary to resolve, enter into and implement the settlement or resolution of the SocGen Adversary Proceeding on the terms and conditions described in (i) or (ii) above, (2) agreed to be bound by the terms of a settlement or resolution of the SocGen Adversary Proceeding in accordance with the provisions of this Article 6.17(b), (3) waived any right pursuant to section 1127(d) of the Bankruptcy Code to change such holder’s previous acceptance of the Plan and (4) otherwise consented to the provisions of this Article 6.17(b).  To the extent that the SocGen Adversary Proceeding has not been settled or resolved by the Confirmation Date, the provisions of Article 4.1(b) shall control as to the disposition of the SocGen Adversary Proceeding.

(c)                              Class 1 Reserve.  Upon the final resolution of the SocGen Adversary Proceeding by entry of a Final Order by the Bankruptcy Court, the Class 1 Reserve shall be allocated and distributed as set forth in Article 4.1(b).

6.18                                  Corporate Action.  The Restructuring Transactions; the adoption of Articles of Reorganization and new or amended and restated bylaws for Reorganized QWI; the adoption of new or amended and restated certificates of incorporation and bylaws (or comparable organizational documents) for the Reorganized Debtors; the initial selection of directors and officers for Reorganized QWI and each Reorganized Debtor; the entry into the Exit Financing Arrangements and receipt of the proceeds thereof; the establishment of the Litigation Trust and appointment of the Litigation Trustee; the issuance of the New Common Stock, New Preferred Stock and New Warrants; the issuance of the New Unsecured Notes; the distribution of the New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash pursuant to the Plan; the adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing; the adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements; and the other matters provided for under the Plan involving the corporate structure of the Debtors and Reorganized Debtors or corporate action to be taken by or required of a Debtor or Reorganized Debtor will be deemed to occur and be effective as of the Effective Date in the order provided in the Restructuring Transactions Notice, if no such other date is specified in such other documents, and shall be authorized, approved, adopted and, to the extent taken prior to the Effective Date, ratified and confirmed in all respects and for all purposes without any requirement of further action by holders of Claims or Interests, directors of the Debtors, QWI, the Reorganized Debtors or Reorganized QWI, as applicable, or any other Person.

6.19                                  Effectuating Documents; Further Transactions.  Each of the Chief Executive Officer, Chief Financial Officer and General Counsel of QWI and of each of the Debtors, or their respective designees, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan or to otherwise comply with applicable law.  The secretary or assistant secretary of each of the Debtors shall be authorized to certify or attest to any of the foregoing actions.

6.20                                  Consummation of Divestiture Transactions.  In the event that the Bankruptcy Court enters an order on or prior to the Effective Date authorizing a Debtor(s) to sell assets free and clear of liens, claims, and encumbrances, such Debtor(s) shall be permitted to close on the sale of such assets subsequent to the Effective Date free and clear of liens, claims, and encumbrances pursuant to sections 363 and 1123 of the Bankruptcy Code.

6.21                                  Exemption from Certain Transfer Taxes and Recording Fees.  Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer from a Debtor to a Reorganized Debtor or any other Person or entity pursuant to the Plan or the Canadian Plan (including, for this purpose, in connection with the Restructuring Transactions), including, without limitation, the granting or recording of any lien or mortgage on any property under the Exit Financing Arrangements, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

6.22                                  Special Provisions Regarding Insured Claims.

(a)                              Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims.  Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies of the Debtors and applicable law; provided, however, that no distributions under the Plan shall be made on account of an Allowed Insured Claim that is payable pursuant to an Insurance Contract until the holder of such Allowed Insured Claim has exhausted all remedies with respect to such Insurance Contract; and provided further, that distributions to holders of Allowed Insured Claims by any Insurer shall be in accordance with the provisions of the applicable Insurance Contract. To the extent that one or more of the Insurers agrees to satisfy an Allowed Insured Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Allowed Insured Claim may be expunged to the extent of any agreed upon satisfaction on the claims register by the Claims Agent without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.  The Plan shall not expand the scope of, or alter in any other way, the rights and obligations of the Insurers under the Insurance Contracts and nothing contained in the Plan shall constitute or be deemed a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, or causes of action or liabilities that any entity may hold against any other entity.

(b)                              Assumption and Continuation of Insurance Policies.  Except with respect to those Insurance Contracts set forth on Exhibit 7.5 which will be deemed rejected as of the

Effective Date under Article 7.5 of the Plan, from and after the Effective Date, each of the Insurance Contracts will be, as applicable, either deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code as of the Effective Date or continued in accordance with its terms such that each of the parties’ contractual, legal and equitable rights under each Insurance Contract shall remain unaltered, and the parties to each Insurance Contract will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred. Nothing in the Plan shall affect, impair or prejudice the rights and defenses of the Insurers or the Reorganized Debtors under the Insurance Contracts in any manner, and such Insurers and Reorganized Debtors shall retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts shall apply to, and be enforceable by and against, the Reorganized Debtors and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred.

ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1                                         Executory Contracts and Unexpired Leases to Be Assumed.

(a)                              Assumption and Assignment Generally.  Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan or in a Final Order of the Bankruptcy Court, or as requested in any motion filed on or prior to the Effective Date, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume or assume and assign, as indicated, each executory contract or unexpired lease listed on Exhibit 7.1; provided, however, that the Debtors and Reorganized Debtors, as applicable, reserve the right, at any time on or prior to the Effective Date, to amend Exhibit 7.1 to: (i) delete any executory contract or unexpired lease listed therein, thus providing for its rejection pursuant to Article 7.5; (ii) add any executory contract or unexpired lease thereto, thus providing for its assumption or assumption and assignment pursuant to this Article 7.1(a); or (iii) modify the amount of the Cure Amount Claim.  Moreover, the Debtors or the Reorganized Debtors, as applicable, reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit 7.1 to identify or change the identity of the Reorganized Debtor party that will be an assignee of an executory contract or unexpired lease.  Each contract and lease listed on Exhibit 7.1 will be assumed only to the extent that any such contract or lease constitutes an executory contract or unexpired lease.  Listing a contract or lease on Exhibit 7.1 will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b)) is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

(b)                              Modifications, Amendments, Supplements, Restatements, or Other Agreements.  Unless otherwise provided in the Plan, each executory contract or unexpired lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such executory contract or unexpired lease, and all executory contracts and unexpired leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.  Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

(c)                              Customer Agreements.  To the extent (i) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services,

(ii) any such agreement constitutes an executory contract and (iii) such agreement (A) has not been rejected pursuant to a Final Order of the Bankruptcy Court, (B) is not subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such executory contract or unexpired lease, (C) is not subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (D) is not listed on Exhibit 7.1, (E) is not listed on Exhibit 7.5 or (F) has not been designated for rejection in accordance with Article 7.5, such contract (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b)), purchase order or similar agreement will be deemed assumed by the Debtors and assigned to the Reorganized Debtor or any Affiliate of the Reorganized Debtors that will be the owner of the business that performs the obligations to the customer under such agreement in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.  The Cure Amount Claim to be paid in connection with the assumption of such a customer-related contract, purchase order or similar agreement that is not specifically identified on Exhibit 7.1 shall be $0.00.  Listing a contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services on Exhibit 7.5 will not constitute an admission by a Debtor or Reorganized Debtor that such agreement (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b)) is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder.

7.2                                         Approval of Assumptions and Assignments; Assignments Related to Restructuring Transactions.  The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumption (including any related assignment resulting from the Restructuring Transactions or otherwise) of executory contracts or unexpired leases pursuant to this Article VII as of the Effective Date, except for executory contracts or unexpired leases that (a) have been rejected pursuant to a Final Order of the Bankruptcy Court, (b) are subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such executory contract or unexpired lease, (c) are subject to a motion to reject such executory contract or unexpired lease filed on or prior to the Effective Date, (d) are rejected pursuant to Article 7.5 or (e) are designated for rejection in accordance with the last sentence of this paragraph.  As of the effective time of an applicable Restructuring Transaction, any executory contract or unexpired lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases, if not expressly assigned to a third party previously in the Chapter 11 Cases or assigned to a particular Reorganized Debtor or Affiliate of a Reorganized Debtor pursuant to the procedures described above, will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to section 365 of the Bankruptcy Code.  If an objection to a proposed assumption, assumption and assignment or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, as applicable, the applicable executory contract or unexpired lease may be designated by the Debtors or the Reorganized Debtors for rejection within five (5) Business Days after the entry of a Final Order of the Bankruptcy Court resolving the matter against the Debtors.  Such rejection shall be deemed effective as of the Effective Date.

7.3                                         Payments Related to the Assumption of Executory Contracts or Unexpired Leases.  To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each executory contract or unexpired lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized Debtor: (a) by payment of the Cure Amount Claim in Cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such executory contract or unexpired lease.  If there is a dispute regarding: (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to the assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made within thirty (30) days following the entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors, in consultation with the Creditors’ Committee, or Reorganized Debtors, in consultation with the Joint Claims Oversight Committee, as applicable, and the counterparty to the executory contract or unexpired lease.  Any counterparty to an executory contract and unexpired lease that fails to object timely to the proposed assumption of any executory contract or unexpired lease will be deemed to have consented to such assumption.  The Debtors or Reorganized Debtors, as applicable, reserve the right either to reject or nullify the assumption of any executory contract or unexpired lease no later than five (5) Business Days after the entry of a Final Order determining the Cure Amount Claim or any request for adequate assurance of future performance required to assume such executory contract or unexpired lease.

7.4                                         Contracts and Leases Entered into or Assumed after the Petition Date.  Contracts, leases and other agreements entered into after the Petition Date by a Debtor, including, without limitation, any executory contracts or unexpired leases assumed by a Debtor, will be performed by such Debtor or Reorganized Debtor in the ordinary course of its business, as applicable.  Accordingly, such contracts and leases (including any assumed executory contracts or unexpired leases) will survive and remain unaffected by entry of the Confirmation Order or the occurrence of the Effective Date; provided, however, that any executory contracts or unexpired leases assumed by a Debtor and not previously assigned will be assigned to the Reorganized Debtor or Affiliate thereof identified on Exhibit 7.4.  The Debtors and Reorganized Debtors reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit 7.4 to identify or change the identity of the Reorganized Debtor party or Affiliate thereof that will be the assignee of an executory contract or unexpired lease.

7.5                                         Rejection of Executory Contracts and Unexpired Leases.  On the Effective Date, except for an executory contract or unexpired lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to this Article VII (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b)), each executory contract or unexpired lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code.  The executory contracts or unexpired leases to be rejected will include the executory contracts or unexpired leases listed on Exhibit 7.5.  Each contract and lease listed on Exhibit 7.5 will be rejected only to the extent that any such contract or lease constitutes an executory contract or unexpired lease.  Listing a contract or lease on Exhibit 7.5 will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any modifications, amendments, supplements, restatements, or other related agreements as described in Article 7.1(b)) is an executory contract or unexpired lease or that a Debtor or Reorganized Debtor has any liability thereunder. Irrespective of whether an executory contract or unexpired lease is listed on Exhibit 7.5, it will be deemed rejected unless such contract (a) is listed on Exhibit 7.1, (b) was previously assumed, assumed and assigned or rejected by order of the Bankruptcy Court or (c) is deemed assumed pursuant to the other provisions of this Article VII.  The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed rejection of an executory contract or unexpired lease.  Any Claims arising from the rejection of any executory contract or unexpired lease will be treated as a Class 3 Claim or Class 4 Claim, as applicable based on the primary obligor in respect of such executory contract or unexpired lease, subject to the provisions of section 502 of the Bankruptcy Code.

7.6                                         Bar Date for Rejection Damages.  Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an executory contract or unexpired lease, Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court on or before the later of: (a) 30 days after the Effective Date; or (b) for executory contracts identified on Exhibit 7.5, 30 days after (i) the service of a notice of such rejection is served under the Contract Procedures Order, if the contract counterparty does not timely file an objection to the rejection in accordance with the Contract Procedures Order or (ii) if such an objection to rejection is timely filed with the Bankruptcy Court in accordance with the Contract Procedures Order, the date that an Order is entered approving the rejection of the applicable contract or lease or the date that the objection to rejection is withdrawn.  Any Claims not filed within such applicable time periods will be forever barred from receiving a distribution from the Debtors, the Reorganized Debtors or the Estates.

7.7                                         Executory Contract and Unexpired Lease Notice Provisions.  In accordance with the Contract Procedures Order, the Debtors or Reorganized Debtors, as applicable, will provide (a) notice to each party whose executory contract or unexpired lease is being assumed pursuant to the Plan of: (i) the contract or lease being assumed; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; (iii) any assignment of an executory contract or unexpired lease (pursuant to the Restructuring Transactions or otherwise); and (iv) the procedures for such party to object to the assumption of the applicable executory contract or unexpired lease, the amount of the proposed Cure Amount Claim or any assignment of an executory contract or unexpired lease; (b) notice to each party whose executory contract or unexpired lease is being rejected pursuant to the Plan; (c) notice to each party whose executory contract or unexpired lease is being assigned pursuant to the Plan; (d) notice of any amendments to Exhibit 7.1, or Exhibit 7.5; and (e) any other notices relating to the assumption, assumption and assignment or rejection executory contracts or unexpired leases required under the Plan or Contract Procedures Order in accordance with the Contract Procedures Order.

7.8                                         Assumption of Utility Service Agreements.  In the event that there is in effect any utility service agreement or related agreement between the Debtors and any utility immediately prior to the Effective Date, which agreement has not been previously assumed, rejected or terminated but which is considered to be an executory contract, such agreement shall be deemed to be assumed pursuant to section 365 of the Bankruptcy Code and Article 7.1 of the Plan; provided, however, that no Cure shall be owed with respect to any such agreement, and in the event that a utility asserts any Cure, at the election of the Debtors such utility agreement shall not be deemed assumed and shall instead be deemed rejected pursuant to section 365 of the Bankruptcy Code under the Plan.

7.9                                         No Change in Control.  The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption or assumption and assignment of any executory contract or unexpired lease to another Reorganized Debtor is not intended to, and shall not, constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, executory contract or unexpired lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.

7.10                                  Pre-existing Obligations to the Debtors under Executory Contracts and Unexpired Leases.  Rejection or repudiation of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated executory contracts.

7.11                                  Nonoccurrence of Effective Date.  In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS

8.1                                         Time of Distributions.  Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on a Periodic Distribution Date.

8.2                                         No Interest on Disputed Claims.  Unless otherwise specifically provided for in the Plan, including Article 8.10(e), or as otherwise required by section 506(b) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.

8.3                                         Postpetition Interest on Claims.  Except as expressly provided in the Plan, the Confirmation Order or any contract, instrument, release, settlement or other agreement entered into in connection with the Plan, or as required by applicable bankruptcy law, postpetition interest shall not be treated as accruing on account of any Claim for purposes of determining the allowance of, and distribution on account of, such Claim.

8.4                                         Disbursing Agent.  The Disbursing Agent shall make all distributions required under the Plan except with respect to any holder of a Claim or Interest whose Claim or Interest is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, as applicable, who shall deliver such distributions to the holders of Claims or Interests in accordance with the provisions of the Plan and the terms of any governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions.

8.5                                         Application of Distribution Record Date.  At the close of business on the Distribution Record Date, the claims registers for all Claims shall be closed, and there shall be no further changes in the record holders of such Claims.  Except as provided herein, the Reorganized Debtors, the Disbursing Agent and the Servicers, and each of their respective agents, successors, and assigns shall have no obligation to recognize  any transfer of Claims occurring after the Distribution Record Date and shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the claims registers as of the close of business on the Distribution Record Date irrespective of the number of distributions to be made under the Plan to such Persons or the date of such distributions.

8.6                                         Surrender of Securities or Instruments.  On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (a “Certificate”) shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer (if the Servicer so requests), and such Certificate shall be cancelled solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that this Article 8.6 shall not apply to (i) any notes issued pursuant to the Syndicate Agreement or (ii) any Claims Reinstated pursuant to the terms of the Plan.  No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer.  Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the first anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

8.7                                         Services of Indenture Trustees, Agents, and Servicers.  The services, with respect to implementation of the distributions contemplated by the Plan, of Servicers under the relevant agreements that govern the rights of holders of Claims shall be as set forth elsewhere in the Plan.  The Reorganized Debtors shall reimburse any Servicer (including the Indenture Trustees and the Syndicate Agreement Agent) for reasonable and necessary services performed by it (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the making of distributions under the Plan to holders of Allowed Claims, without the need for the filing of an application with, or approval by, the Bankruptcy Court.  To the extent that there are any disputes that the reviewing parties are unable to resolve with the Servicers, the reviewing parties shall report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Servicers’ (and their attorneys’) fees and expenses.  Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.

8.8                                         Claims Administration Responsibility.

(a)                              Reorganized Debtors.  The Reorganized Debtors shall retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims against the Debtors and making distributions (if any) with respect to all Claims, except as otherwise described in this Article VIII.

(b)                              Joint Claims Oversight Committee.  On the Effective Date, there shall be formed a Joint Claims Oversight Committee.  Notwithstanding anything to the contrary set forth herein or in the Confirmation Order, the Joint Claims Oversight Committee shall monitor the Claims reconciliation and settlement process conducted by the Reorganized Debtors, provide guidance to the Reorganized Debtors, and address the Bankruptcy Court if the Joint Claims Oversight Committee disagrees with the Reorganized Debtors’ determinations requiring claims resolution.  The Joint Claims Oversight Committee shall be comprised of two (2) members selected by the Ad Hoc Group of Noteholders and two (2) members selected by the Creditors’ Committee.  For so long as the claims reconciliation process shall continue, the Reorganized Debtors shall make regular reports to the Joint Claims Oversight Committee.  The Joint Claims Oversight Committee may employ, without further order of the Bankruptcy Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Chapter 11 Cases, and the Reorganized Debtors shall pay the reasonable costs and expenses of the Joint Claims Oversight Committee and its members, including reasonable professional fees (provided that, except as otherwise agreed to by the Reorganized Debtors, such aggregate fees shall not exceed $200,000 per annum), in the ordinary course without further order of the Bankruptcy Court.

(c)                              Filing of Objections.  Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be served and filed on or before the Claims Objection Deadline.  Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the holder of the Claim if the Debtors or Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a holder of a Claim is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or other representative identified on the proof of claim or any attachment thereto (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address); or (iii) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the holder of the Claim in the Chapter 11 Cases and has not withdrawn such appearance.

(d)                              Determination of Claims.  Any Claim determined and liquidated pursuant to (i) an order of the Bankruptcy Court, or (ii) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan.  Nothing contained in this Article 8.8 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

(e)                              Claims Bar Date.  Any Claim (whether a newly filed Claim or an amendment to a previously filed Claim) filed after the later of (i) the Effective Date, (ii) with respect to Claims for rejection damages, the bar date established pursuant to Article 7.6 of the Plan for the filing of such claims, or (iii) with respect to Claims that are Administrative Claims, the bar date established pursuant to Article 9.6 of the Plan, shall not be recognized, or recorded on the claims register, by the Claims Agent and shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors unless such untimely filing is expressly authorized by an order of the Bankruptcy Court.  Nothing herein shall in any way alter, impair, or abridge the legal effect of the Bar Date Order, and the Debtors’, Reorganized Debtors’, and other parties in interest’s rights to object to such Claims on the grounds that they are time barred or otherwise subject to disallowance or modification.

8.9                                         Delivery of Distributions.

(a)                              Allowed Claims.  Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such holders of Claims (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer.

(b)                              Undeliverable Distributions.  If any distribution to a holder of a Claim is returned as undeliverable, no further distributions to such holder of such Claim shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of the then-current address of such holder of the Claim, at which time all missed distributions shall be made to such holder of the Claim without interest.  Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors or Litigation Trustee, as applicable, until such distributions are claimed.  The Debtors shall make reasonable efforts to locate holders of undeliverable distributions.  All claims for undeliverable distributions must be made on or before the later of (i) the first anniversary of the Effective Date or (ii) six months after such holder’s Claim becomes an Allowed Claim, after which date all unclaimed property shall revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property shall be discharged and forever barred, notwithstanding federal or state escheat laws to the contrary.

(c)                              Taxpayer Identification Request Form.  As soon as practicable after the Effective Date, the Debtors shall cause the Disbursing Agent to send a notice to each holder of an Allowed Class 5 Claim advising such holder of the effectiveness of the Plan and requesting the completion and return of the Taxpayer Identification Request Form.  The Class 5 distribution of any holder of an Allowed Class 5 Claim, as the case may be, who fails to return the Taxpayer Identification Request Form within 90 days following the mailing by the Disbursing Agent of the Taxpayer Identification Request Form shall be automatically deemed an Undeliverable Distribution pursuant to Article 8.9(b) of the Plan at the expiration of such 90 day period without further order of the Bankruptcy Court.

8.10                                  Procedures for Treating and Resolving Disputed and Contingent Claims.

(a)                              No Distributions Pending Allowance.  Except as otherwise provided in the Canadian Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim has become an Allowed Claim or Allowed Interest and the holder of such Claim has complied with the requirements of Article 8.9(c) of the Plan, if applicable.  All objections to Claims must be filed on or before the Claims Objection Deadline.  Notwithstanding any provision herein to the contrary, the Syndicate Agreement Agent and the other members of the Syndicate Committee each shall have the independent right (in addition to the right of the Debtors to object), on behalf of the other holders of Syndicate Claims, to challenge or otherwise object to the BNPP F/X Claim.

(b)                              Distribution Reserve.  The Debtors shall establish one or more Distribution Reserves of New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash for the purpose of effectuating distributions to holders of Disputed Claims pending the allowance or disallowance of such claims or interests in accordance with the Plan.  The Debtors or the Disbursing Agent shall establish a reserve to hold the New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash that would otherwise be distributed to holders of Disputed Claims based on the amounts of such Claims or Interests estimated by the Bankruptcy Court or agreed to by the holder of such Claim and the Debtors or as otherwise provided in the Plan.

(c)                              Estimation of Claims for Distribution Reserves.  Other than with respect to the Class 1 Reserve and the Private Notes Reserve (the amounts of which shall be determined as set forth in the Plan), to the extent that any Claims remain Disputed Claims as of the Effective Date, the Debtors or Reorganized Debtors shall seek an order from the Bankruptcy Court establishing the amounts to be withheld as part of the Distribution Reserve.  Without limiting the foregoing, the Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim, including any such Claim arising from the Debtors’ or Reorganized Debtors’ rejection of an executory contract, pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim, and the Bankruptcy Court shall retain jurisdiction to estimate any Disputed Claim at any time during litigation concerning any objection to any Disputed Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Disputed Claim, (b) a maximum limitation on such Disputed Claim, or (c) in the event such Disputed Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims on account of such Disputed Claims so estimated; provided, however, that if the estimate constitutes the maximum limitation on a Disputed Claim, or on more than one such Claim within a Class of Claims, as applicable, the Debtors may elect to pursue supplemental proceedings to object to any ultimate allowance of any such Disputed Claim.  All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

(d)                              No Recourse to Debtors or Reorganized Debtors.  Any Disputed Claim that ultimately becomes an Allowed Claim shall be entitled to receive its applicable distribution under the Plan solely from the Distribution Reserve established on account of such Disputed Claim.  In no event shall any holder of a Disputed Claim have any recourse with respect to distributions made, or to be made, under the Plan to holders of such Claims to any Debtor or Reorganized Debtor or QWI or Reorganized QWI on account of such Disputed Claim, regardless of whether such Disputed Claim shall ultimately become an Allowed Claim or regardless of whether sufficient Cash, New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes or other property remains available for distribution in the Distribution Reserve established on account of such Disputed Claim at the time such Claim becomes entitled to receive a distribution under the Plan.

(e)                              Distributions After Allowance.  Payments and distributions from any Distribution Reserve to each respective holder of a Claim on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, shall be made in accordance with provisions of the Plan that govern distributions to such holder of a Claim.  On the first Periodic Distribution Date following the date when all disputes concerning a Disputed Claim are finally resolved such that all or any portion thereof becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder of such Allowed Claim any Cash, New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes or other property, from the Distribution Reserve that would have been distributed on the dates when distributions were previously made had such Allowed Claim been an Allowed Claim on such dates.  After a Final Order of the Bankruptcy Court has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash in the Distribution Reserves shall be cancelled, converted or reallocated and delivered, as applicable, to the holders of Allowed Claims in the Classes to which such New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and Cash relate, in each case in accordance with the provisions of the Plan that govern distributions to such holders.  Subject to Article 8.2 of the Plan, all distributions made under this Article of the Plan on account of an Allowed Claim shall be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates when distributions were previously made to holders of Allowed Claims included in the applicable class.  The Disbursing Agent shall be deemed to have voted any New Preferred Stock and New Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent.  The Servicers shall be deemed to have voted any New Preferred Stock and New Common Stock held by such Servicers in the same proportion as shares previously disbursed by such Servicers.

(f)                                De Minimis Distributions.  Neither the Disbursing Agent nor any Servicer shall have any obligation to make a distribution on account of an Allowed Claim from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value of $250,000 or less; provided, however,  that the Debtors shall make a distribution on a Periodic Distribution Date of $250,000 or less if the Debtors expect that such Periodic Distribution Date shall be the final Periodic Distribution Date or (ii) the amount to be distributed to the specific holder of the Allowed Claim on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such holder and (y) has a value of $50.00 or less.

8.11                        Fractional Securities.  Payments of fractions of shares of New Common Stock, New Preferred Stock and New Warrants shall not be made.  Fractional shares of New Common Stock,

New Preferred Stock and New Warrants that would otherwise be distributed under the Plan shall be rounded to the nearest whole number.

8.12                        Allocation of Plan Distributions Between Principal and Interest.  To the extent that any Allowed Claim to which a distribution under this Plan relates is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States and Canadian federal income tax purposes to the principal amount of the Claim (including the secured and unsecured portion of the principal amount of such Claim) first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest (including interest in respect of any secured portion of such Claim).

8.13                        Tax Reporting Matters.  The Debtors, each member of Class 1 and each member of Class 4 agree, for United States and Canadian income tax purposes, to treat the transfers of (i) the Syndicate Compromise Amount and (ii) the New Equity Securities comprising the Private Notes Reserve that are chargeable to each of the Syndicate Private Notes Contribution, the SocGen Private Notes Contribution and the Class 4 Private Notes Contribution in accordance with Article 6.11(i), as transfers of the applicable New Securities by QWI or, if applicable, one or more of its Affiliates, directly to the holders of Allowed Class 4 Claims together with the other property distributed pursuant to Article 4.4.

ARTICLE IX

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

9.1                                         DIP Facility Claims.

(a)                              DIP Facility Claims.  On the Effective Date, the DIP Facility Claims shall be paid in full in Cash in accordance with the DIP Credit Agreement; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit, or by procuring back-up letters of credit, in each case, in accordance with the DIP Credit Agreement or as otherwise agreed to by the DIP Administrative Agent.

(b)                              Cancellation of Liens.  Upon compliance with the foregoing clause (a), all liens and security interests granted to secure the DIP Facility Claims shall be deemed cancelled and released and shall be of no further force and effect.  To the extent that the DIP Lenders have filed or recorded publicly any liens and/or security interests to secure the Debtors’ obligations under the DIP Facility, the DIP Lenders shall take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly filed liens and/or security interests.

9.2                                         Professional Claims.

(a)                              Final Fee Applications.  All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Creditors’ Committee must be filed no later than the last day of the third full month after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims and expenses shall be determined by the Bankruptcy Court.

(b)                              Payment of Interim Amounts.  Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors shall pay all amounts owing to Professionals and members of the Creditors’ Committee for all outstanding amounts payable relating to prior periods through the Confirmation Date.  To receive payment on the Effective Date for unbilled fees and expenses incurred through the Confirmation Date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Confirmation Date and shall deliver such estimate to the Debtors, counsel for the Creditors’ Committee, and the United States Trustee for the Southern District of New York.  Within 45 days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable.  Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount shall be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such matter is insufficient, disgorged by such Professional and returned to the Reorganized Debtors.

(c)                              Holdback Amount.  On the Effective Date, the Debtors or the Reorganized Debtors shall segregate Cash equal to the aggregate Holdback Amount for all Professionals (for the avoidance of doubt, such amount shall include the Holdback Amount attributable to any and all estimates submitted pursuant to the foregoing Article 9.2(b) for fees and expenses).  The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order.  Such funds shall not be considered property of the Debtors, the Reorganized Debtors or the Estates.  The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court.  When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

(d)                              Post-Confirmation Date Retention.  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors shall employ and pay professionals in the ordinary course of business.  For the avoidance of doubt, after the Confirmation Date, Professionals will no longer be required to file fee applications and the Professional Fee Order will no longer be in effect; provided, however, for any fees and expenses incurred prior to the Confirmation Date, Professionals will be required to file a fee application and comply with the Professional Fee Order in all respects.

9.3                                         Servicer Fees.  The Reorganized Debtors shall pay any Servicer Fee Claims in Cash in immediately available funds (a) in respect of outstanding invoices submitted on or prior to the tenth Business Day immediately preceding the Effective Date, on the Effective Date, and (b) in respect of invoices submitted after the tenth Business Day immediately preceding the Effective Date, within ten (10) Business Days following receipt by the Reorganized Debtors of the applicable invoice, in each case without the need for the Senior Notes Indenture Trustee or the Syndicate Agreement Agent to file an application for allowance with the Bankruptcy Court; provided, however, that to receive payment pursuant to this Article 9.3, each Senior Notes Indenture Trustee and the Syndicate Agreement Agent shall provide reasonable and customary detail along with or as part of all invoices submitted in support of its Servicer Fee Claims to counsel to the Reorganized Debtors, and parties shall have the right to file objections to such Servicer Fee Claims based on a “reasonableness” standard within ten (10) days after receipt of such invoices, including supporting documentation.  Any disputed amount of the Servicer Fee Claims shall be subject to the jurisdiction of, and resolution by, the Bankruptcy Court.   Upon payment of such Servicer Fee Claim in full or by resolution of the Bankruptcy Court, each Senior Notes Indenture Trustee or the Syndicate Agreement Agent, as applicable, will be deemed to have released its lien and priority rights for its fees and expenses under the respective Senior Notes indenture or the Syndicate Agreement, as applicable, solely to the extent of such Servicer Fee Claim.   Distributions received by holders of Senior Note Claims

and Syndicate Claims, as applicable, pursuant to the Plan will not be reduced on account of the payment of any Servicer Fee Claim.

9.4                                         Substantial Contribution Compensation and Expenses Bar Date.  Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code shall file an application with the clerk of the Bankruptcy Court on or before the 45th day after the Effective Date (the “Substantial Contribution Deadline”), and serve such application on counsel for the Debtors, the Creditors’ Committee, the United States Trustee for the Southern District of New York, and such other parties as may be decided by the Bankruptcy Court and the Bankruptcy Code on or before the Substantial Contribution Deadline, or be forever barred from seeking such compensation or expense reimbursement.

9.5                                         503(b)(9)/Reclamation Claims.  The Plan does not modify any Bar Date Order already in place, including Bar Dates for Claims entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code, nor the date by which any reclamation claims were required to be filed against the Debtors pursuant to section 546(c)(1) of the Bankruptcy Code.  On or within 90 days after the Effective Date (unless such objection period is extended by the Bankruptcy Court), the Debtors shall, with respect to any 503(b)(9)/Reclamation Claim not then agreed to by the Debtors or consensually resolved with the applicable holder, file an objection with the Bankruptcy Court seeking a determination of such claim (the “503(b)(9)/Reclamation Claims Objection Deadline”).

9.6                                         Other Administrative Claims.  All other requests for payment of an Administrative Claim (other than as set forth in Article 9.1, Article 9.2, Article 9.3, Article 9.4 and Article 9.5 of the Plan) must be filed, in substantially the form of the Administrative Claim Form attached hereto as Exhibit 9.6, with the Claims Agent and served on counsel for the Debtors and the Creditors’ Committee or Joint Claims Oversight Committee, as applicable, no later than the Administrative Claims Bar Date.  Any request for payment of an Administrative Claim pursuant to this Article 9.6 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors.  The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval.  Unless the Debtors or the Reorganized Debtors object to an Administrative Claim within 150 days after the Administrative Claims Bar Date (unless such objection period is extended by agreement of the Debtors or Reorganized Debtors, as applicable, and the Creditors’ Committee or Joint Claims Oversight Committee, as applicable, or by Order of the Bankruptcy Court), such Administrative Claim shall be deemed allowed in the amount requested.  In the event that the Debtors or the Reorganized Debtors, as applicable, or the Joint Claims Oversight Committee object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable in the ordinary course of business.

ARTICLE X

EFFECT OF PLAN CONFIRMATION

10.1                                  Revesting of Assets.  Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding the Contributed Claims and any property that has been abandoned pursuant to an order of the Bankruptcy Court) shall, subject to the Restructuring Transactions, revest in each of the Reorganized Debtors which owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights, and interests of creditors and equity security holders.  As of and following the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.

10.2                                  Discharge of the Debtors.  Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to, on or after the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan.  The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.

10.3                                  Compromises and Settlements.  In accordance with and subject to Article 8.8 of the Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may, consistent with the Claims Protocol, compromise and settle various (a) Claims against, or Interests in, the Debtors and (b) Causes of Action that the Debtors have against other Persons up to and including the Effective Date.  After the Effective Date, any such right (except with respect to Contributed Claims) shall pass to the Reorganized Debtors as contemplated in Article 10.1 of the Plan, without the need for further approval of the Bankruptcy Court; provided, however, that (i) with respect to settlements in excess of $1,000,000, the Reorganized Debtors may do so only upon reasonable prior notice to the Joint Claims Oversight Committee; (ii) Bankruptcy Court approval shall be required after the Effective Date if the Joint Claims Oversight Committee objects to a proposed settlement of any Claims; and (iii) the Reorganized Debtors shall not settle the BNPP F/X Claim without the consent of the Syndicate Agreement Agent.

10.4                                  Release by the Debtors of Certain Parties.  Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to Article 10.10 of the Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its Estate, shall release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan or the Canadian Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases or the Canadian Proceedings, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring, or the Chapter 11 Cases or the Canadian Proceedings, including, but not limited to, any claim relating to, or arising out of the Chapter 11 Cases or the Canadian Proceedings, the negotiation and filing of the Plan or the Canadian Plan, the filing of the Chapter 11 Cases or the Canadian Proceedings, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation, or consummation of the Plan or the Canadian Plan, the Disclosure Statement, the Information Circular (as defined in the Canadian Plan), the Plan Exhibits, any employee benefit plan, instrument, release, or other agreement or document created, modified, amended or entered into in connection with the Plan or the Canadian Plan.  The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above; provided, however, that notwithstanding anything to the contrary in the Plan or the Canadian Plan, any holders of SocGen Claims in their capacities as such shall not be deemed to be Released Parties for the purposes of this Article 10.4 or otherwise in the Plan.

10.5                                  Release by the Holders of Claims and Interests.  On the Effective Date, (a) each Person who votes to accept the Plan in its capacity as the holder of any Claim or Interest and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), which has held, holds, or may hold a Claim against or Interest in the Debtors or QWI in its capacity as the holder of any Claim or Interest, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and Cash, New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan or the Canadian Plan (each, a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any claim or Cause of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, any or all of the Debtors and QWI, the subject matter of, or the transaction or event giving rise to, the claim of such Release Obligor, the business or contractual arrangements between or among any Debtor and QWI and Release Obligor or any Released Party, the restructuring of the claim prior to or in the Chapter 11 Cases or the Canadian Proceedings, or any act, omission, occurrence, or event in any manner related to such subject matter, transaction, obligation, restructuring or the Chapter 11 Cases or the Canadian Proceedings, including, but not limited to, any claim relating to, or arising out of the Debtors’ Chapter 11 Cases or the Canadian Proceedings, the negotiation and filing of the Plan or the Canadian Plan, the filing of the Chapter 11 Cases or the Canadian Proceedings, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation, or consummation of the Plan or the Canadian Plan, the Disclosure Statement, the Information Circular (as defined in the Canadian Plan), the Plan Exhibits, any employee benefit plan, instrument, release, or other agreement or document created, modified, amended or entered into in connection with the Plan or the Canadian Plan; provided, however, that this Article 10.5 is subject to and limited by Article 10.10 of the Plan.  For greater certainty, the foregoing release shall include all Claims of each of the Persons and entities described in clauses (a) and (b) above relating in any way to the subject matter of the Syndicate Adversary Proceeding.

10.6                                  Setoffs.  Subject to Article 10.10 of the Plan and except as otherwise provided in the Plan, the Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder of such Claim.

10.7                                  Subordination Rights.

(a)                              All Claims against the Debtors and all rights and claims between or among holders of Claims relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination or other intercreditor rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination or other intercreditor rights, and such subordination and other intercreditor rights shall be deemed waived, released, discharged, and terminated as of the Effective Date.  Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any subordination or other intercreditor rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.  Notwithstanding the foregoing, nothing in this Plan or the Confirmation Order shall affect the rights, remedies, indemnities or other protections of any Servicer under any agreement, instrument or document (including, as applicable, any Senior Note Indenture or the Syndicate Agreement) to which such Servicer is a party or beneficiary from or against any holder of any Claims subject to any such agreement, instrument or document.

(b)                              Except as otherwise provided in the Plan (including any Plan Exhibits) or the Confirmation Order, the right of any of the Debtors or Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination.  Unless the Plan (including Plan Exhibits) or the Confirmation Order otherwise provides, no distributions shall be made on account of a Claim subordinated pursuant to this Article 10.7(b) unless the Claims senior to such subordinated Claims are satisfied in full.  Any subrogation, indemnification or contribution rights related to any subordinated Claims shall be deemed to be without any value and shall be conclusively, absolutely, unconditionally, irrevocably and forever released and cancelled.

10.8                                  Exculpation and Limitation of Liability.  Subject to Article 10.10 of the Plan, the Debtors, the Reorganized Debtors, QWI, Reorganized QWI, the Syndicate Released Parties, the current and former members of the Creditors’ Committee in their capacities as such, the current and former members of the Ad Hoc Group of Noteholders in their capacities as such, the current and former members of the Syndicate Committee in their capacities as such, the DIP Lenders in their capacities as such, and any of such parties’ respective current or former members, officers, directors, committee members, affiliates, employees, advisors, attorneys, representatives, accountants, financial advisors, consultants, investment bankers, or agents, and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to any party, or any of its agents, employees, representatives, current or former members, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of the Plan, the filing of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement, the Plan Exhibits, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with the Plan, except for their willful misconduct or gross negligence and except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders, if any, entered during the Chapter 11 Cases, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Other than as provided for in this Article 10.8 and in Article 10.10, no party or its agents, employees, representatives, current or former members, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the parties listed in this Article 10.8 for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with the Plan.  Notwithstanding anything to the contrary in the Plan, (i)

the exculpatory provisions of this Article 10.8, which apply to postpetition conduct, are not intended, nor shall they be construed, to bar any governmental unit from pursuing any police or regulatory action and (ii) nothing in the Plan or the Confirmation Order shall be construed as discharging, releasing or relieving any Person, including the Debtors, Reorganized Debtors or any of the Released Parties, in any capacity, from any liability with respect to the U.S. Pension Plans or the PBGC. The PBGC and the U.S. Pension Plans shall not be enjoined or precluded from seeking to enforce such liability as a result of any provision of the Plan or the Confirmation Order.  Moreover, nothing in the Plan shall be deemed to release any of the Debtors, Reorganized Debtors, QWI or Reorganized QWI from their obligations under the Plan or the Canadian Plan or the transactions contemplated hereby.  Notwithstanding anything to the contrary herein, the exculpatory provisions of this Article 10.8 shall not operate to release any holders of SocGen Claims in their capacities as such.

10.9                                  Indemnification Obligations.  Subject to Article 10.10 of the Plan, in satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights shall be released and discharged on and as of the Effective Date except for Continuing Indemnification Rights (which shall remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases); (b) the Debtors or the Reorganized Debtors, as the case may be, shall maintain directors’ and officers’ insurance providing coverage for those Indemnitees currently covered by such policies for the remaining term of such policy and shall maintain tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”) and hereby further indemnify such Indemnitees without Continuing Indemnification Rights solely to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy; (c) the insurers who issue the Insurance Coverage shall be authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, shall indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

10.10                           Exclusions and Limitations on Exculpation, Indemnification and Releases.  Notwithstanding anything in the Plan to the contrary, no provision of the Plan or the Confirmation Order, including, without limitation, any exculpation, indemnification, or release provision, shall modify, release, or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person who is a co-obligor or joint tortfeasor of a Released Party or who is otherwise liable under theories of vicarious or other derivative liability.

10.11                           Injunction.  Subject to Article 10.10 of the Plan, the satisfaction, release, and discharge pursuant to this Article X shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim, Interest, or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

ARTICLE XI

CONFIRMATION OF THE PLAN

11.1                                  Conditions to Confirmation.  The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Article 11.3 of the Plan:

(a)                              the Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to the Plan, which Final Order shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent;

(b)                              the Confirmation Order shall be in form and substance acceptable to the Debtors and reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent; and

(c)                              the Internal Revenue Service shall have issued the private letter ruling requested in the Ruling Request in form and substance acceptable to the Debtors, and reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, or shall have provided such other guidance related to the matters set forth in the Ruling Request in form and substance acceptable to each of the Debtors, the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

11.2                                  Conditions to the Effective Date.  The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 11.3 of the Plan:

(a)                              the Reorganized Debtors and Reorganized QWI shall have entered into the Exit Financing Arrangements and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof;

(b)                              the Canadian Plan shall have become effective in accordance with its terms, the Sanction Order and the CCAA;

(c)                              the Bankruptcy Court shall have entered one or more orders, which may include the Confirmation Order, authorizing the assumption and rejection of executory contracts and unexpired leases by the Debtors as contemplated by Article VII of the Plan;

(d)                              the Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order, the Confirmation Date shall have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending;

(e)                              subject to each of the classes or series of New Equity Securities meeting the listing requirements of the Toronto Stock Exchange or the Toronto Stock Exchange otherwise permitting in writing the listing, the New Preferred Stock, New Common Stock and New Warrants shall have been approved for listing on the Toronto Stock Exchange, subject to official notice of issuance; and

(f)                                each Exhibit, document, or agreement to be executed in connection with the Plan shall be in form and substance reasonably acceptable to the Debtors with each such Exhibit, document, or agreement that is material to the consummation of the Plan and the transactions contemplated thereby being in form and substance reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

11.3                                  Waiver of Conditions to Confirmation or Consummation.  The conditions set forth in Articles 11.1(a), 11.1(c), 11.2(c), 11.2(e) and 11.2(f) of the Plan may be waived, in whole or in part, by the Debtors, such waiver to be reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing.  The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

11.4                                  Termination Date.  Except with the consent of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent, in the event that the Effective Date shall not have occurred on or prior to the earlier of (a) the ninetieth (90th) day following the entry of a Final Order resolving all appeals of or relating to the Confirmation Order, or (b) January 31, 2010, the Plan shall expire and be of no further force and effect.

ARTICLE XII

RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:

(a)                              to hear and determine motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

(b)                              to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, the Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing, including, but not limited to, the SocGen Adversary Proceeding and any Contributed Claims;

(c)                              to adjudicate any and all disputes arising from or relating to the distribution or retention pursuant to the Plan of the New Common Stock, New Preferred Stock, New Warrants, New Unsecured Notes, Litigation Trust Interests or other consideration under the Plan;

(d)                              to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided herein;

(e)                              to hear and determine any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

(f)                                to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;

(g)                       to issue orders in aid of execution, implementation, or consummation of the Plan;

(h)                       to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(i)                          to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

(j)                          to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;

(k)                      to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Litigation Trust or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan or the Litigation Trust;

(l)                          to hear and determine all suits or adversary proceedings to recover assets of any of the Debtors and property of their Estates, wherever located;

(m)                    to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n)                       to resolve any matters relating to the pre- and post-confirmation sales of the Debtors’ assets;

(o)                        to hear any other matter not inconsistent with the Bankruptcy Code;

(p)                        to hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

(q)                        to enter a final decree closing the Chapter 11 Cases; and

(r)                        to enforce all orders previously entered by the Bankruptcy Court.

Notwithstanding anything contained herein to the contrary, the Bankruptcy Court shall retain exclusive jurisdiction to adjudicate and to hear and determine disputes concerning Retained Actions and any motions to compromise or settle such disputes or Retained Actions.  Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Debtors choose to pursue any Retained Actions in another court of competent jurisdiction, the Reorganized Debtors shall have authority to bring such action in any other court of competent jurisdiction.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1                                  Binding Effect.  Upon the Effective Date, the Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all current and former holders of Claims, all current and former holders of Interests, and all other parties-in-interest and their respective heirs, successors, and assigns.

13.2                                  Payment of Statutory Fees.  All fees payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.  The Reorganized Debtors shall continue to pay fees pursuant to section 1930 of title 28 of the United States Code until the earlier of the entry of an order dismissing, converting or closing the Chapter 11 Cases.

13.3                                  Post-Confirmation Reporting.  The Reorganized Debtors shall file reports of their respective activities and financial affairs with the Bankruptcy Court on a quarterly basis, within thirty (30) days after the conclusion of each such period, or within such other period as they may agree mutually with the Office of the United States Trustee. In consultation with the Office of the United States Trustee, the Reorganized Debtors shall prepare such reports substantially consistent with (both in terms of content and format) the applicable Bankruptcy Court and United States Trustee guidelines.

13.4                                  Modification and Amendments.  The Debtors may alter, amend, or modify the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing with the consent of the Creditors’ Committee, Ad Hoc Group of Noteholders and Syndicate Agreement Agent, which consent shall not be unreasonably withheld.  The Debtors may alter, amend, or modify any Exhibits to the Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date; provided, however, that to the extent that the documents that are the subject of any Exhibit to the Plan require the reasonable consent of the Creditors’ Committee, Ad Hoc Group of Noteholders and Syndicate Agreement Agent, any alterations, amendments or modifications to such documents shall also require such reasonable consent.  After the Confirmation Date and prior to substantial consummation of the Plan with respect to any Debtor as defined in section 1101(2) of the Bankruptcy Code, any Debtor may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

13.5                                  Withholding and Reporting Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

13.6                                  Committees.  Effective on the Effective Date, the Creditors’ Committee shall dissolve automatically (except with respect to any then pending litigation or contested matter to which the Creditors’ Committee is a party, any appeals filed regarding the confirmation of the Plan, the resolution of any substantial contribution applications, and the resolution of applications for Professional Claims), and its members shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code; provided, however, that (a) obligations arising under confidentiality agreements, joint interest agreements, and protective orders, if any, entered during the Chapter 11 Cases shall remain in full force and effect according to their terms, and (b) the Creditors’ Committee may make application for Professional Claims and members of the Creditors’ Committee may make requests for compensation and reimbursement of expenses pursuant to section 503(b) of the Bankruptcy Code for making a substantial contribution in any of the Chapter 11 Cases.  The Reorganized Debtors shall continue to compensate the Creditors’ Committee’s professionals in the ordinary course of business for reasonable services provided in connection with any of the foregoing post-Effective Date activities.

13.7                                  Revocation, Withdrawal, or Non-Consummation.

(a)                        Right to Revoke or Withdraw.  Each of the Debtors reserves the right to revoke or withdraw the Plan with respect to such Debtor at any time prior to the Effective Date with the agreement of the Syndicate Committee Agent, the Ad Hoc Group of Noteholders and the Creditors’ Committee.

(b)                        Effect of Withdrawal, Revocation, or Non-Consummation.  If any of the Debtors revokes or withdraws the Plan as to such Debtor prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan with respect to such Debtor or Debtors (including the fixing or limiting to an amount certain any Claim or Class of Claims with respect to such Debtor or Debtors, or the allocation of the distributions to be made hereunder), the assumption or rejection of executory contracts or leases effected by the Plan with respect to such Debtor or Debtors, and any document or agreement executed pursuant to the Plan with respect to such Debtor or Debtors shall be null and void as to such Debtor or Debtors.  In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against such Debtor or Debtors or any other Person, to prejudice in any manner the rights of any such Debtor or Debtors, the holder of a Claim or Interest, or any other Person in any further proceedings involving such Debtor or Debtors or to constitute an admission of any sort by the Debtors or any other Person.  Notwithstanding anything to the contrary, in the event that any one or more of the Debtors shall revoke or withdraw the Plan as to itself prior to the Effective Date but, with the consent of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Committee Agent, the Effective Date shall otherwise occur, the Syndicate Compromise shall be effective and the Syndicate Adversary Proceeding shall be dismissed with prejudice on the Effective Date, and the releases and exculpations set forth in Article 6.15 hereof shall be effective, as to all of the Debtors, including any such revoking or withdrawing Debtors.

13.8                                  Notices.  Any notice required or permitted to be provided to the Debtors, QWI, the Creditors’ Committee, the Syndicate Committee or the Ad Hoc Group of Noteholders shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

If to the Debtors:

Arnold & Porter LLP
399 Park Avenue
New York, New York 10022
Attention:	Michael J. Canning, Esq.
Neil M. Goodman, Esq.
Joel M. Gross, Esq.

(Counsel to the Debtors)

If to Quebecor World Inc.:

Ogilvy Renault LLP

1 Place Ville Marie

Suite 2500

Montreal, Quebec

Canada H3B 1R1

Attention:	Louis J. Gouin, Esq.
Sylvain Rigaud, Esq.

(Counsel to QWI)

-and-

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York  10020

Attention:	Ken Coleman

(Counsel to the Monitor in the Canadian Proceedings)

If to the Creditors’ Committee:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York  10036

Attention:	Ira S. Dizengoff, Esq.
David H. Botter, Esq.

(Counsel to the Creditors’ Committee)

If to the Syndicate Committee, the Syndicate Agreement Agent or any Syndicate Released Party:

Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, Illinois  60606

Attention:	Richard Levy, Esq.
Peter Knight, Esq.
Donald Schwartz, Esq.

(Counsel to the Syndicate Agreement Agent)

If to the Ad Hoc Group of Noteholders:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas
New York, New York  10019

Attention:	Andrew N. Rosenberg, Esq.
Elizabeth R. McColm, Esq.

(Counsel to the Ad Hoc Group of Noteholders)

13.9                                  Term of Injunctions or Stays.  Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

13.10                           Governing Law.  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control).  Corporate governance matters shall be governed by the laws of the state of incorporation of the applicable Debtor.

13.11                           No Waiver or Estoppel.  Upon the Effective Date, each holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors’ Committee and/or its counsel or any other party, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

13.12                           Conflicts.  In the event that the provisions of the Disclosure Statement and the provisions of the Plan conflict, the terms of the Plan shall govern.

Dated: May 18, 2009	Respectfully submitted,

Quebecor World (USA) Inc., on its own behalf and on behalf of each affiliate Debtor

	By:	/s/ David McCarthy
Name: David McCarthy
Title: President

Exhibit I.B.32

Canadian Plan

Exhibit I.B.56

Contributed Avoidance Actions

To be filed on or before the Exhibit Filing Date.

Exhibit I.B.75

Disclosure Exhibit

The Debtors will update this Exhibit I.B.75 from time to time, but in all events by not later than the Exhibit Filing Date, as set forth in Section VI.B.15 of the Disclosure Statement.

Exhibit I.B.120

Summary of Terms of New Preferred Stock

QWI and the Debtors are continuing their negotiations with each of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent regarding the terms of the New Preferred Stock and will update this Exhibit I.B.120 from time to time, but in all events by not later than the Exhibit Filing Date, to reflect the finally agreed-upon material terms and conditions of the New Preferred Stock.

Exhibit I.B.122

Summary of Terms of New Unsecured Notes

The Debtors are continuing their negotiations with each of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent regarding the terms of the New Unsecured Notes and will update this Exhibit I.B.122 from time to time, but in all events by not later than the Exhibit Filing Date, to reflect the finally agreed-upon material terms and conditions of the New Unsecured Notes.

Exhibit I.B.123

Summary of Terms of New Warrants

QWI and the Debtors are continuing their negotiations with each of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent regarding the terms of the New Warrants and will update this Exhibit I.B.123 from time to time, but in all events by not later than the Exhibit Filing Date, to reflect the finally agreed-upon material terms and conditions of the New Warrants.

Exhibit I.B.158

Restructuring Transactions Notice

See attached.

The attached sets forth the consolidation, merger, recapitalization, contribution of assets and other transactions anticipated to be taken by the Debtors in furtherance of the Plan.  This Exhibit I.B.158 may be modified and amended, from time to time, as contemplated under the Plan to accurately reflect the Restructuring Transactions to be effectuated by the Debtors in connection with the implementation of the Plan.

Exhibit I.B.177

SocGen Litigation Steering Committee

To be filed on or before the Exhibit Filing Date.

Exhibit 4.1

Conversion of Class 1 Reserve to New Common Stock

To be filed on or before the Exhibit Filing Date.

Exhibit 4.4

Allowed Senior Notes Claim Amounts

To be filed on or before the Exhibit Filing Date.

Exhibit 6.4(a)

Articles of Reorganization of Reorganized QWI

QWI and the Debtors are continuing their negotiations with each of the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent regarding the form of the Articles of Reorganization of Reorganized QWI and will update this Exhibit 6.4(a) from time to time, but in all events by not later than the Exhibit Filing Date, to reflect the final form of the Articles of Reorganization of Reorganized QWI or the finally agreed-upon material terms and conditions thereof.

Exhibit 6.8

Exit Financing Term Sheet

To be filed on or before the date of the Confirmation Hearing.

Exhibit 6.9(f)

Registration Rights Agreement

To be filed on or before the date of the Confirmation Hearing.

Exhibit 6.11(a)

Litigation Trust Agreement

To be filed on or before the date of the Confirmation Hearing.

Exhibit 6.11(i)

Contributions to Private Notes Reserve

To be filed on or before the date of the Confirmation Hearing.

Exhibit 6.12(b)

Rejected Employment Agreements

To be filed on or before the Exhibit Filing Date, in form and substance reasonably acceptable to the Creditors’ Committee, the Ad Hoc Group of Noteholders and the Syndicate Agreement Agent.

Exhibit 6.17(b)

Restructuring Term Sheet

To be filed on or before the Exhibit Filing Date.

Exhibit 7.1

Executory Contracts and Unexpired Leases to be Assumed

To be filed on or before the Exhibit Filing Date.

Exhibit 7.4

Previously Assumed Executory Contracts or Unexpired Leases to be Assigned

To be filed on or before the Exhibit Filing Date.

Exhibit 7.5

Executory Contracts and Unexpired Leases to be Rejected

To be filed on or before the Exhibit Filing Date.

Exhibit 9.6

Administrative Claim Form

To be filed on or before the date of the Confirmation Hearing.